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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

Consolidated Edison of New York Inc. (Name of Registrant As Specified In Its Charter)
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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NOTICE OF ANNUAL MEETING OF CON EDISON OF NEW YORK STOCKHOLDERS

Dear Stockholders:

The Annual Meeting of Stockholders of Consolidated Edison Company of New York, Inc. ("Con Edison of New York") will be held at Con Edison of New York's Headquarters Building, 4 Irving Place, New York, New York, on Monday, May 19, 2003 at Noon for the following purposes:

  a.
  To elect the members of Con Edison of New York's Board of Trustees as described in the Information Statement (attached hereto and incorporated herein by reference); and

  b.
  To transact such other business as may properly come before the meeting, or any adjournment thereof.

Consolidated Edison, Inc. owns approximately 99 percent of the shares entitled to vote at Con Edison of New York's Annual Meeting, and intends to vote these shares for election of the nominees described in the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Trustees,

SADDIE L. SMITH Secretary

Dated: April 21, 2003

TABLE OF CONTENTS

Page

Notice of Annual Meeting
Consolidated Edison Company of New York, Inc. 2003 Information Statement	1
Appendix A: 2003 Parent's Proxy Statement	A-1—A-28
Appendix B: 2002 Con Edison of New York Financial Report	B-1—B-54
Selected Financial Data, Selected Quarterly Information	B-1
Management's Discussion and Analysis of Financial Condition and Results of Operation	B-2
Report of Independent Accountants	B-20
Consolidated Financial Statements	B-21
Notes to Consolidated Financial Statements	B-28

Information Statement

This Information Statement is provided to stockholders of Consolidated Edison Company of New York, Inc. ("Con Edison of New York") in connection with Con Edison of New York's Annual Meeting of Stockholders and any adjournments or postponements of the meeting. Con Edison of New York's Annual Meeting will be held at Con Edison of New York's principal executive offices at 4 Irving Place, New York, New York 10003 on Monday, May 19, 2003 at Noon. This Information Statement is being mailed to stockholders on or about April 21, 2003.

Holders of record as of the close of business on April 1, 2003 of the outstanding Common Stock, $2.50 par value, of Con Edison of New York ("Con Edison of New York Common Stock") and the $5 Cumulative Preferred Stock of Con Edison of New York ("$5 Preferred") are entitled to receive notice of the Con Edison of New York Annual Meeting. As of April 1, 2003, there were outstanding 235,488,094 shares of Con Edison of New York Common Stock and 1,915,319 shares of $5 Preferred, each entitled to one vote per share.

Consolidated Edison, Inc. (the "Parent") owns all of the Con Edison of New York Common Stock. No Trustee or executive officer of Con Edison of New York owns any voting or equity securities of Con Edison of New York and, to the best knowledge of Con Edison of New York's management no person, other than the Parent, owns more than 5 percent of any class of voting securities of Con Edison of New York.

This Information Statement includes two appendices, each of which are attached hereto and incorporated by reference herein:

  •
  Attachment A to this Information Statement is the "Letter to Stockholders Notice of 2003 Annual Meeting and Proxy Statement," dated April 7, 2003, for the Parent's Annual Meeting of Stockholders (the "Parent's Proxy Statement"), excluding Appendix A of the Parent's Proxy Statement ("Consolidated Edison, Inc. Long Term Incentive Plan"); and

  •
  Appendix B to this Information Statement is financial information about Con Edison of New York consisting of selected financial data, selected quarterly information and management's discussion and analysis of Con Edison of New York's financial condition and results of operations and audited financial statements.

The information required in this Information Statement (including information with respect to the nominees for election as members of the Con Edison of New York Board of Trustees) is substantially the same as information provided in the Parent's Proxy Statement (including information with respect to the nominees for election as members of the Parent's Board of Directors), other than the information provided above with respect to Con Edison of New York's voting securities and the information provided below with respect to Con Edison of New York's executive compensation. Meetings of the Con Edison of New York Board of Trustees and the Parent's Board of Directors are generally held jointly as are meetings of the Boards' committees, the membership of which are the same. Neither members of the Boards, nor the executive officers of Con Edison of New York and the Parent, are paid any additional compensation for concurrent service to Con Edison of New York and the Parent.

1

The executive compensation information shown in the Parent's Proxy Statement includes information for Stephen B. Bram who is the Parent's fourth most highly compensated executive officer other than the Chief Executive Officer; however, Mr. Bram is not an executive officer of Con Edison of New York. Compensation information for Con Edison of New York's fourth most highly compensated executive officer in 2002 other than the Chief Executive Officer—Mr. Robert W. Donohue, Jr. who retired March 1, 2003—is as follows:

Number of Shares of Common Stock Beneficially Owned as of January 31, 2003
(Parent's Proxy Statement page A-8)

Name	Shares Owned*

Robert W. Donohue, Jr.	45,136
*
Includes 42,000 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this Information Statement.

Summary Compensation Table
(Parent's Proxy Statement page A-19)

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Restricted Stock Awards	Number of Option Shares	All Other Compensation**

Robert W. Donohue, Jr. Senior Vice President	2002 2001 2000	$ $ $	288,166 262,083 241,833	$ $ $	160,000 170,000 133,000	— — —	— — —	20,000 16,000 14,000	$ $ $	8,155 7,893 7,255
**
The amounts shown in this column consist of amounts contributed by Con Edison of New York for Mr. Donohue under its Thrift Savings Plan for Management Employees (Thrift Plan) and Deferred Income Plan (DIP) as follows: For 2002, Thrift Plan—$6,000; DIP—$2,155. For 2001, Thrift Plan—$5,100; DIP—$2,793. For 2000, Thrift Plan—$5,100; DIP—$2,155.

Option Grants In Last Fiscal Year (2002)
(Parent's Proxy Statement page A-24)

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise or Base Price	Expiration Date	Grant Date Present Value***

Robert W. Donohue, Jr.	20,000	1.3%	$42.51	4/18/12	$127,400
***
The grant date present values were calculated using the Black-Scholes option-pricing model applied as of the grant date, April 18, 2002. The values generated by this model depend upon the following assumptions: an expected life of six years after the grant date, a constant dividend yield on the underlying stock of 5.22 percent, an assumed annual volatility of the underlying stock of 21.43 percent; and a risk-free rate of return for the option period of 5.08 percent. The market value on the grant date is the closing price of the Parent's Common Stock on the day preceding the grant date. No assumptions were made regarding restrictions on vesting or the likelihood of vesting.

2

Aggregated Option Exercises In Last Fiscal Year (2002) and
Fiscal Year-End Option Values (12/31/02)
(Parent's Proxy Statement page A-24)

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End****
	Number of Shares Acquired on Exercise
		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable

Robert W. Donohue, Jr.	5,000	$79,381	28,000	50,000	$137,875	$225,600
****
Represents the difference between the market price of the Parent's Common Stock and the exercise price of the options at December 31, 2002. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

Mr. Donohue had over 38 years of service covered by the Plans described on page A-25 of the Parent's Proxy Statement at the time of his retirement in March 2003.

The Parent intends to vote its Con Edison of New York Common Stock, which represents approximately 99 percent of the shares entitled to vote at the Con Edison of New York Annual Meeting, to elect as members of the Con Edison of New York Board of Trustees the same persons who have been nominated for election as members of the Parent's Board of Directors (as described in the Parent's Proxy Statement). All of the nominees for the Board of Trustees are currently Trustees of Con Edison of New York. Con Edison of New York knows of no other matters that will be considered at the meeting, and the Parent has no plans to bring any other matter before the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the Parent owns approximately 99 percent of the shares entitled to vote at the Con Edison of New York Annual Meeting, the voting of your shares cannot affect the outcome of voting at the meeting.

Dated: April 21, 2003

3

Appendix A: Parent's 2003 Proxy Statement

PROXY STATEMENT

Introduction

        This Proxy Statement is provided to stockholders of Consolidated Edison, Inc. ("CEI" or the "Company") in connection with the Annual Meeting of Stockholders and any adjournments or postponements of the meeting. The Annual Meeting will be held at the Company's principal executive offices at 4 Irving Place, New York, New York 10003 on Monday, May 19, 2003 at 10:00 a.m.

Solicitation of Proxies

        The Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of CEI, for use at the 2003 Annual Meeting of Stockholders (the "Annual Meeting"). The Proxy Statement and the form of proxy are being mailed to stockholders on or about April 7, 2003.

        Included as an appendix to this Proxy Statement is the Company's Long Term Incentive Plan that is being presented for stockholder approval. The Company's Annual Report to Stockholders, which includes the consolidated financial statements and accompanying notes for the year ended December 31, 2002, and other information relating to the Company's financial condition and results of operations, also accompanies the mailing of this Proxy Statement.

        This solicitation of proxies for the Annual Meeting is being made by management on behalf of the Board of Directors and will be made by mail, telephone, the Internet, facsimile and electronic transmission or overnight delivery. The Company will pay the expenses associated with the solicitation of proxies. The expenses will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co., Inc. has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $20,000, plus out-of-pocket expenses.

Record Date, Outstanding
Voting Securities and Voting Rights

        The Board of Directors has established April 1, 2003, as the record date for the determination of CEI's stockholders entitled to receive notice of and to vote at the meeting. On the record date, there were 214,443,381 shares of Common Stock, which are entitled to one vote per share upon the proposals to be presented. The holders will vote on the election of Directors, the ratification of the appointment of independent accountants, the approval of the Long Term Incentive Plan and the stockholder proposal.

        The enclosed proxy card is for the number of shares registered in your name with CEI, together with any additional full shares held in your name in CEI's Automatic Dividend Reinvestment and Cash Payment Plan ("Plan"). The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

        In all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the subject matter, shall be the act of the stockholders. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the election of Directors. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote, but are counted in the determination of the quorum.

Voting and Revocation of Proxies

        All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the persons giving those proxies. If the proxy is signed but no voting instructions are made, the shares represented by the proxy will be voted for the election of Directors and in accordance with the recommendations of the Board on other proposals.

        Instead of submitting a signed proxy card, if you are a stockholder of record located in the United States, you may vote your proxy by telephone using the control number and instructions set forth on the proxy card. You may also vote by the Internet using the control number that has been assigned to you. Voting by telephone or by the Internet eliminates the need to return the proxy card.

        The telephone and Internet voting procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

        Voting by use of a proxy on the enclosed proxy card, telephone or on the Internet does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy at any time prior to its exercise by mailing to the Secretary of the Company a duly executed revocation or by submitting a duly executed proxy, telephone or Internet vote to the Company with a later date or by appearing at the Annual Meeting and voting in person. A shareholder may revoke a proxy by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Annual Meeting without voting will not by itself revoke a proxy.

Attendance and Procedures at the Annual Meeting

        Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. You will be asked to present valid picture identification. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards, handouts and similar materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

        Twelve Directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. Directors are permitted to stand for election until they reach the mandatory retirement age of 72. Of the Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of the Company. The current non-officer nominees bring to the Company the benefit of their broad expertise and experience in many diverse fields.

        Effective at the opening of the 2002 Annual Meeting the number of Directors was reduced to eleven from thirteen reflecting the death of Dr. George W. Sarney on April 30, 2002, and the mandatory retirement of Mr. E. Virgil Conway on May 20, 2002. At the Annual Meeting, the stockholders of the Company elected eleven Directors constituting the entire Board of Directors. Since the 2002 Annual Meeting, the number of Directors has been increased to twelve and Mr. Frederic V. Salerno was elected to the Board of Directors, effective July 1, 2002. He is a retired Vice Chairman and Chief Financial Officer of Verizon Communications and currently serves as the Chairman, Lynch Interactive Corporation, a diversified holding company engaged in telecommunications, cable television and broadcasting, personal communications and related wireless services.

        With the exception of Mr. Salerno, all of the nominees were elected Directors at the last Annual Meeting. The Company's management believes that all of the nominees will be able and willing to serve as Directors of the Company. All of the Directors also serve as Trustees of CEI's subsidiary, Consolidated Edison Company of New York, Inc. ("Con Edison of New York") with Mr. Michael Del Giudice having become a Trustee in May 2002.

        Mr. McGrath also serves on the Board of CEI's subsidiary, Orange and Rockland Utilities, Inc. ("O&R"). Mr. Del Giudice resigned from the O&R Board and at the time he was elected a Trustee of Con Edison of New York.

        The Board of Directors held nine regular and one special meeting in 2002. At these meetings the Board considered a wide variety of matters involving, among other things, the Company's strategic planning, its financial condition and results of operations, its capital and operating budgets, personnel matters, succession planning, risk management, industry issues, accounting practices and disclosure, and corporate governance practices. The non-management Directors are scheduled to meet a minimum of four times in executive session during 2003.

        Shares represented by every properly signed proxy will be voted at the Annual Meeting for the election of Directors of the persons nominated by management, except where the shareholder giving the proxy withholds the right to vote or instructs otherwise. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as may be designated by management.

Information About Nominees

        The name and age of each of the nominees, the year in which each was first elected a Director or Trustee of Con Edison of New York, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock beneficially owned by each as of the close of business on January 31, 2003, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of January 31, 2003, are set forth below, based on information provided by the nominees.

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Peter W. Likins, 66

President, University of Arizona, Tucson, AZ since October 1997. Dr. Likins has been a Trustee of Con Edison of New York since 1978 and a Director of CEI since December 1997. Director or Trustee, Harris Bank, NA, Parker-Hannifin Corporation, Translational Genomics Research Institute and University Medical Center. Member, National Academy of Engineering.

Common Stock Shares owned: 5,203
Deferred Stock Units owned: 11,585

Eugene R. McGrath, 61

Chairman of the Board, President and Chief Executive Officer of CEI since October 1997. Chairman and Chief Executive Officer of Con Edison of New York since September 1990. He was also President of Con Edison of New York from September 1990 through February 1998. Mr. McGrath has been a Trustee of Con Edison of New York since 1987, a Director of CEI since October 1997 and a Director of O&R since July 1999. Director or Trustee, Atlantic Mutual Insurance Company, Schering-Plough Corporation, Business Council of New York State, Inc., Partnership for New York City, Barnard College, American Woman's Economic Development Corporation, The Fresh Air Fund, the Wildlife Conservation Society and the United Way of New York City. Member, National Academy of Engineering.

Common Stock Shares owned: 461,165 *

Gordon J. Davis, 61

Senior Partner at LeBoeuf, Lamb, Greene & MacRae LLP, Attorneys at Law, New York, NY since November 2001. Mr. Davis served as the President of Lincoln Center for the Performing Arts, New York, N.Y. from January 2001 to September 2001. He was a Partner at LeBoeuf, Lamb, Greene & MacRae LLP from October 1994 to December 2000. Mr. Davis has been a Trustee of Con Edison of New York since 1989 and a Director of CEI since December 1997. Director or Trustee, Phoenix Home Life Mutual Insurance Company, two groups comprising 26 mutual funds managed by the Dreyfus Corporation, Jazz at Lincoln Center, Inc. (Founding Chairman Emeritus), New York Public Library and the Studio Museum In Harlem.

Common Stock Shares owned: 2,666
Deferred Stock Units owned: 9,788

*
Includes 440,000 shares underlying currently exercisable options or exercisable within 60 days of the date of this proxy statement.

Ellen V. Futter, 53

President and Trustee of the American Museum of Natural History, New York, NY Ms. Futter has been a Trustee of Con Edison of New York since 1989 and a Director of CEI since December 1997. Director, Trustee or Member, American International Group, Inc., Bristol-Myers Squibb Company, J.P. Morgan Chase & Co., Inc., NYC & Company (parent of NY Convention and Visitors Bureau), Council on Foreign Relations and Yale School of Management Advisory Board. Overseer, Memorial Sloan-Kettering Cancer Center. Fellow, American Academy of Arts and Sciences.

Common Stock Shares owned: 3,406
Deferred Stock Units owned: 6,334

Richard A. Voell, 69

Private investor and retired President and Chief Executive Officer of The Rockefeller Group, Inc., New York, NY (real estate, real estate services and communications and communications services). Mr. Voell has been a Trustee of Con Edison of New York since 1990 and a Director of CEI since December 1997. Member, Council on Foreign Relations. Director and Member of the Nominating Committee of the Wildlife Conservation Society. Former Chairman, Economic Club of New York.

Common Stock Shares owned: 8,163
Deferred Stock Units owned: 11,143

Sally Hernandez-Piñero, 50

Practicing Attorney at Law, New York, NY since January 1, 2002. Previously Mrs. Hernandez-Piñero was the Senior Vice President of The Related Companies, L.P. New York, NY from May 1999 to December 2001 (real estate). Mrs. Hernandez-Piñero was a Managing Director of Fannie Mae from July 1998 to April 1999. She was of counsel to the law firm of Kalkines, Arky, Zall & Bernstein, New York, NY from 1994 to 1998. Mrs. Hernandez-Piñero has been a Trustee of Con Edison of New York since 1994 and a Director of CEI since December 1997. Director or Trustee, American Museum of Natural History, Goodwill Industries, Lower Manhattan Development Corporation and the United Way of New York City.

Common Stock Shares owned: 2,872
Deferred Stock Units owned: 4,327

Stephen R. Volk, 66

Chairman of Credit Suisse First Boston, New York, NY since January 31, 2002 (investment banking) and a member the Credit Suisse Group Executive Board. He was formerly Vice Chairman at Credit Suisse First Boston from August 2001 to January 2002. Prior to joining Credit Suisse First Boston, Mr. Volk was Senior Partner at Shearman & Sterling, Attorneys at Law, New York, NY Mr. Volk has been a Trustee of Con Edison of New York since 1996 and a Director of CEI since December 1997. Member, Council on Foreign Relations and the Harvard Law School Dean's Advisory Board. Fellow, American Bar Foundation. Mr. Volk also serves as a Director of ContiGroup Companies, Inc. and Trizec Properties, Inc.

Common Stock Shares owned: 3,599
Deferred Stock Units owned: 7,075

Joan S. Freilich, 61

Executive Vice President and Chief Financial Officer of CEI and Con Edison of New York since March 1998. She was Senior Vice President and Chief Financial Officer of CEI from October 1997 to February 1998 and of Con Edison of New York from July 1996 to February 1998. Ms. Freilich has been a Trustee of Con Edison of New York since 1997 and a Director of CEI since October 1997. Trustee, Citizens Budget Commission and The College of New Rochelle.

Common Stock Shares owned: 112,347**

Michael J. Del Giudice, 60

Senior Managing Director, Millennium Credit Markets, LLC, New York, NY (investment banking). He co-founded Millennium in 1996. Mr. Del Giudice has been a Director of CEI since July 1999 and a Trustee of Con Edison of New York since May 2002. He also was a Director of O&R from 1988 until 2002, and was Chairman of O&R's Board from February 1998 to July 1999. Chairman of the Governor's Committee on Scholastic Achievement. Managing Director, MCM Securities, LLC. Director, Barnes and Noble, Inc. and Earth Alliance of Saratoga, Inc.

Common Stock Shares owned: 3,592
Deferred Stock Units owned: 2,930

**
Includes 110,000 shares underlying currently exercisable options or exercisable within 60 days of the date of this proxy statement.

George Campbell, Jr., 57

President of The Cooper Union for the Advancement of Science and Art, New York, NY since July 2000. Dr. Campbell previously served as the President and CEO of National Action Council for Minorities in Engineering, Inc. Dr. Campbell has been a Director of CEI and a Trustee of Con Edison of New York since February 2000. Trustee, Rensselaer Polytechnic Institute, Montefiore Medical Center and New York Hall of Science. Fellow, American Association for the Advancement of Science and The New York Academy of Sciences.

Common Stock Shares owned: 2,881
Deferred Stock Units owned: 2,219

Vincent A. Calarco, 60

Chairman, President, Chief Executive Officer and Director of Crompton Corporation, Middlebury, CT since 1999 (specialty chemicals, polymer products and equipment). Chairman, President and Chief Executive Officer of Crompton & Knowles from 1986 to 1999. Mr. Calarco has been a Director of CEI and a Trustee of Con Edison of New York since September 2001. Mr. Calarco also serves as a Director of Newmont Mining Corporation and a Trustee of the Hospital of St. Raphael.

Common Stock Shares owned: 400
Deferred Stock Units owned: 1,121

Frederic V. Salerno, 59

Chairman of Lynch Interactive Corporation, Rye, NY (telecommunications), since 2002. Mr. Salerno retired from Verizon Communications, formerly Bell Atlantic Corporation ("Bell Atlantic") White Plains, NY in 2002 after over 37 years of service in a variety of positions including Vice Chairman and Chief Financial Officer from June 2000 until his retirement. Prior to that position, Mr. Salerno served as Senior Executive Vice President and Chief Financial Officer of Bell Atlantic from August 1997. Mr. Salerno has been a Director of CEI and a Trustee of Con Edison of New York since July 2002. Director or Trustee, Akamai Technologies, Inc., AVNET, Inc., Bear Stearns Companies, Inc., Dun & Bradstreet, Manhattan College and Viacom, Inc.

Common Stock Shares owned: 203
Deferred Stock Units owned: 400

        The number of shares of Common Stock beneficially owned as of January 31, 2003, by each of the executive officers named in the summary compensation table on page 19 who are not also nominees is set forth below.

Name	Shares Owned*
Kevin Burke	84,718
John D. McMahon	67,903
Stephen B. Bram	79,481

*
Includes shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement for: Mr. Burke—80,000, Mr. McMahon—66,000 and Mr. Bram—79,000.

        As of January 31, 2003, no nominee or executive officer was the beneficial owner of any other class of equity securities of CEI or beneficially owned more than .22% of the total outstanding Common Stock. As of the same date all executive officers and members of the Board as a group beneficially owned 1,085,345 shares of CEI Common Stock, including 1,014,000 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement, representing .51% of CEI's outstanding Common Stock. Members of the Board also held 56,921 deferred stock units which are payable in shares of CEI Common Stock following the member's termination of service. Each executive officer and member of the Board held his or her shares with sole voting power and sole investment power, except for deferred stock units (the holders of which have no voting rights or investment power) and shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

        As of December 31, 2002, there was no person known to the Company that beneficially owned more than five percent of the common shares of CEI.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers of the Company to file reports of ownership and changes in ownership of the equity securities of the Company and its subsidiaries with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based upon its review of the reports furnished to the Company for 2002 pursuant to Section 16(a) of the Act and written representations from certain reporting persons, the Company believes that all of the reports were filed on a timely basis, except that, due to inadvertence with respect to data compiled for the purpose of complying with Section 16(a), the following officers did not include acquisitions relating to Executive Incentive Plan stock equivalent awards on their timely filed Form 5s (the number of late acquisitions appears in parenthesis after each individual): James S. Baumstark (3), Stephen B. Bram (4), Kevin Burke (4), Marilyn Caselli (3), David Davidowitz (1), Robert W. Donohue, Jr. (5), Joan S. Freilich (5), David F. Gedris (5), George W. Greenwood, Jr. (1), Andrew L. Jacob (2), Paul H. Kinkel (5), Mary Jane McCartney (5), Eugene R. McGrath (5), John D. McMahon (3), Thomas Newell (1), James P. O'Brien (5), Stephen E. Quinn (4), Louis L. Rana (3), Edward J. Rasmussen (1), Frances A. Resheske (2), Hyman Schoenblum (4), Wanda M. Skalba (3), Robert P. Stelben (4), Saddie L. Smith (3), Luther Tai (3) and Stephen F. Wood (1). The value of the awards was timely reported in the summary compensation tables included in the Company's proxy statements for the officers included in such tables.

Board Members' Fees and Attendance

        Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $40,000, a fee of $1,500 for each meeting of the Board or of the Boards of its subsidiaries attended and a fee of $1,500 for each meeting of a Committee of the Board or of the Boards of its subsidiaries attended. CEI will reimburse Board members who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the CEI Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service.

        The Chairs of the Audit, Corporate Governance and Nominating, Environmental, Executive Personnel and Pension, Finance and Planning Committees each receive an annual retainer fee of $4,000. The Acting Chair of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Members of the Board are participating in the Directors' Deferred Stock Plan for Non-Officer Directors ("Deferred Stock Plan") and may participate in the Company's Stock Purchase Plan described below. Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

        Effective July 1, 2002, the CEI Board of Directors terminated the Con Edison of New York Retirement Plan for Trustees (the "Retirement Plan") and the CEI Restricted Stock Plan for Non-Employee Directors and adopted the Deferred Stock Plan. Retired Directors receiving benefits under the terminated Retirement Plan will continue to do so. All Directors of CEI who are not officers or employees of CEI are eligible to participate in the Deferred Stock Plan. As of July 1, 2002, the net present value of each current eligible Director's accrued benefit under the terminated Retirement Plan was converted into a number of deferred stock units, which was calculated by dividing the net present value of the Retirement Plan benefit by the closing price of a share of CEI's common stock on June 28, 2002, the last business day before July 1. In addition, each eligible Director was allocated an additional 400 deferred stock units as of July 1, 2002 intended to replace retirement-plan compensation for the remainder of 2002. Commencing in 2003, each eligible Director will be allocated an annual award of 1,300 deferred stock units on the first business day after the Company's annual meeting. If an eligible Director is first appointed to the Board after an annual meeting, his or her first annual award will be prorated.

        Pursuant to the Deferred Stock Plan, the initial allocations and the annual awards of stock units will be deferred until the Director's termination of service from the Board of Directors. The Directors will have the right to defer all or a portion of their retainers and meeting fees into additional stock units. Stock units attributable to voluntary deferrals of retainers and meeting fees will be deferred until the Director's termination of service or, at the option of the Director, for five years or more after the year in which the units were deferred, if earlier. Dividend equivalents will be payable on deferred stock units in the amount and at the time that dividends are paid on CEI's common stock and will either be paid in cash or invested in additional stock units at the Director's option. All payments on account of deferred stock units will be made in shares of CEI common stock except that fractional stock units will be paid in cash. The Directors will have the option to have the stock units resulting from the mandatory deferrals paid over a maximum of ten years. As discussed in connection with Management Proposal No. 3 "Long Term Incentive Plan," this plan will become part of the Long Term Incentive Plan being submitted to shareholders for approval at the Annual Meeting.

        The Stock Purchase Plan permits employees of the Company and its subsidiaries, including officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Board are eligible to participate and currently may contribute up to $1,000 per month. Also, dividends may be reinvested and the Company contributes one-ninth of the participating Director's contributions, including reinvested dividends. The contributions are used to purchase for the participants either outstanding shares of CEI's Common Stock or shares issued directly by CEI from authorized but unissued shares. The subsidiaries pay brokerage and other expenses relating to the plan.

        The law firm of LeBoeuf, Lamb, Greene & MacRae, LLP of which Mr. Davis is a Senior Partner, provided services to Con Edison of New York in 2002 and will provide services in 2003. Ms. Futter's brother provided legal services to Con Edison of New York in 2002 and will provide legal services in 2003. The fees for services in 2002 totaled approximately $130,000.

        During 2002 each incumbent member of the Board attended more than 75 percent of the combined meetings of the Board of Directors and the Board Committees on which he or she served.

Standing Committees of the Board

        The Audit Committee, composed of three non-officer Directors (Mr. Del Giudice, Chair; Mr. Calarco and Mr. Salerno), meets with the Company's management, including Con Edison of New York's General Auditor, and the Company's independent accountants, several times a year to discuss internal controls and accounting matters, the Company's financial statements and the scope and results of the auditing programs of the independent accountants and of the Company's internal auditing department. The Audit Committee also recommends to the Board of Directors the appointment of the independent accountants for the Company, subject to stockholder approval at the annual meeting. The Audit Committee held five meetings in 2002.

        The Corporate Governance and Nominating Committee, formerly the Nominating Committee, composed of five non-officer Directors (Ms. Futter, Chair; Mr. Calarco; Dr. Campbell; Mr. Voell and Mr. Volk), is responsible for recommending candidates to fill vacancies on the Board. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members as well as other corporate governance matters. The Corporate Governance and Nominating Committee held four meetings in 2002. The Committee has no formal procedures for consideration of recommendations for nominations to the Board. It considers candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate to the effect that the candidate is willing to serve.

        The Environmental Committee, composed of four non-officer Directors (Dr. Likins, Chair; Mr. Davis; Ms. Futter and Mrs. Hernandez-Piñero), provides advice and counsel to the Company's management on corporate environmental policy and on such other environmental matters as from time-to-time the Committee deems appropriate; reviews significant new developments in environmental laws and governmental agency actions as they affect the Company's corporate environmental policies; reviews significant issues relating to the Company's compliance with environmental laws and regulations and corporate environmental policies; submits recommendations to the Board with respect to environmental-related matters; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment. The Environmental Committee held four meetings in 2002.

        The Executive Committee, composed of Mr. McGrath, the Chairman of the Board and of the Committee, and three non-officer Directors (Dr. Likins; Mr. Voell and Mr. Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of the Executive Committee were held in 2002.

        The Executive Personnel and Pension Committee, composed of five non-officer Directors (Mr. Voell, Chair; Mr. Calarco; Dr. Campbell; Mr. Del Giudice and Mrs. Hernandez-Piñero), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes incentive compensation awards to officers participating in Con Edison of New York's Executive Incentive Plan, subject to confirmation by the Board and administers CEI's Stock Option Plan, including determining the recipients of, and the number of shares covered by, stock option grants. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), and reviews and makes recommendations with respect to benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. The Executive Personnel and Pension Committee held five meetings during 2002.

        The Finance Committee, composed of five non-officer Directors (Mr. Volk, Chair; Mr. Davis; Mrs. Hernandez-Piñero; Dr. Likins and Mr. Voell), reviews and makes recommendations to the Board with respect to the Company's financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, capital and operating budgets, major contracts and real estate transactions and litigation and other financial matters, and reviews financial forecasts. The Finance Committee held six meetings during 2002.

        The Planning Committee, composed of seven non-officer Directors (Mrs. Hernandez-Piñero, Chair; Mr. Calarco; Mr. Davis; Mr. Del Giudice; Ms. Futter; Dr. Likins and Mr. Volk), reviews and makes recommendations to the Board regarding long range planning for the Company. The Planning Committee held two meetings in 2002.

Compensation Committee Interlocks and Insider Participation

        Mr. Calarco, Dr. Campbell, Mr. Del Giudice, Mrs. Hernandez-Piñero and Mr. Voell (Chair) were on CEI's Executive Personnel and Pension Committee in 2002. The Company believes that there are no interlocks with the members who serve on this Committee.

Report of the Audit Committee

        The Company's Audit Committee consists of three members of the Board. Each member of the Audit Committee is independent and the members meet the other qualifications required by the New York Stock Exchange. The Board of Directors has approved the charter of the Audit Committee. A copy of the Audit Committee Charter was filed with the Securities and Exchange Commission as Appendix A to the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 21, 2001.

        The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2002. The Audit Committee has also discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed the independence of PwC with representatives of the firm. The Audit Committee also has considered whether the provision of limited non-audit services to the Company is compatible with the independence of PwC and concluded that they were.

        Based on the Audit Committee's review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

The Audit Committee

Michael J. Del Giudice (Chair) Vincent A. Calarco Frederic V. Salerno

Fees Paid to PricewaterhouseCoopers LLC

        Fees paid or payable to PwC for services rendered during 2002 and 2001 are as follows:

	2002	2001
Audit Fees	$1,517,500	$1,293,000
Audit Related Fees	$140,650	$257,206
Tax Fees	$—	$—
Other Fees	$216,918	$132,478

TOTAL FEES	$1,875,068	$1,682,684

        In connection with the 2002 and 2001 audits of CEI, PwC examined the Company's and its subsidiaries' annual financial statements and reviewed interim financial statements and certain of the Company's or its subsidiaries' filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission. For the year ended 2002, the major item included in Audit Related Fees is for audits of the Company's pension and other benefit plans ($139,650). For the year ended 2001, the major items included in Audit Related Fees are for audits of the Company's pension and other benefit plans ($120,000), advice on accounting for derivatives ($48,200), and other accounting advice ($67,686). For the year ended 2002 the items included in Other Fees are for commodity risk management advisory services ($121,216) and lease treatment advice ($95,702). For the year ended 2001 the items included in Other Fees are for commodity risk management advisory services ($62,307), and other accounting and professional advice ($70,171).

MANAGEMENT PROPOSAL
(Item 2 on Proxy Card)

Proposal No. 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Accountants for the Year 2003.

        At the Annual Meeting, the Board will recommend that the stockholders ratify and approve the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the year 2003. PwC has acted in the same capacity for the Company for many years.

        Before the Audit Committee recommended the appointment of PwC, it considered that firm's qualifications. This included a review of PwC's performance in prior years, as well as PwC's reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PwC in these respects. The Audit Committee reviewed information provided by PwC concerning litigation involving the firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of PwC to perform services in 2003 for the Company does not in any way appear to be adversely affected by any litigation or investigations reflected in such information.

        Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  The Board Recommends a Vote FOR Proposal No. 2.

        Adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

MANAGEMENT PROPOSAL
(Item 3 on Proxy Card)

Proposal No. 3—Approval of the Company's Long Term Incentive Plan

        The Board of Directors has adopted a Long Term Incentive Plan (the "Incentive Plan") for key employees (including officers) and Directors of CEI and its subsidiaries, subject to approval by the affirmative vote of a majority of shares of Common Stock voting on this proposal at the meeting.

Background and Purpose

        In 1996 the Board of Directors established a 10,000,000 share stock option plan. The stock options authorized under the 1996 Stock Option Plan have been nearly fully allocated. Consequently, the Board of Directors has developed the Incentive Plan as a new stock based incentive program for eligible participants. The Board of Directors believes that the Incentive Plan will be an important tool to advance the interests of the Company and its shareholders by providing long term incentives to those persons with significant responsibility for the success and growth of the Company; by strengthening the Company's ability to attract and retain qualified persons of superior talent, ability and achievement to serve as directors, officers, and in other management positions; and to promote their ownership of a greater equity interest in the Company, thereby aligning their interests more closely with the interests of the Company's stockholders. The Incentive Plan also provides the ability to award long term incentives that qualify for federal income tax deduction. Please read this information in conjunction with the full text of the Incentive Plan, which is attached as Appendix A to this Proxy Statement.

Shares Available Under the Incentive Plan

        The Incentive Plan will cover a maximum aggregate of 10,000,000 shares of Common Stock ("Shares") and, of that amount, at least 6,000,000 will be in the form of stock options or stock appreciation rights. As explained below, the remaining 4,000,000 shares authorized under the Incentive Plan may be granted in a combination of restricted stock, stock units and performance based restricted stock/performance units. The 10,000,000 shares authorized under the Incentive Plan is 4.67% of CEI's outstanding Shares as of December 31, 2002 and the 4,000,000 shares that represents potentially a share of stock to be awarded under the plan amounts to about 1.9% of the Company's outstanding shares. The aggregate number of Shares that may be granted to a single individual shall not exceed 1,500,000. The Committees administering the Incentive Plan, in their sole discretion, may increase the number of Shares available under the Incentive Plan in the event of any change in the number of outstanding Shares or share price by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of equity securities or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other similar change or corporate transaction or event that affects the Shares. If an award made under the Incentive Plan is forfeited, cancelled, terminated or expires without being exercised in whole or in part, any Shares subject to the award will again be available for future awards under the Incentive Plan.

Term of the Incentive Plan

        Awards may be made under the Incentive Plan for a period of ten years after stockholder approval. The Incentive Plan will remain in effect until all matters relating to the payment of outstanding awards have been settled.

Administration

        The Executive Personnel and Pension Committee of the Board of Directors will be the plan administrator for Company officers and other employees eligible to participate in the Incentive Plan and the Corporate Governance and Nominating Committee of the Board of Directors will be the plan administrator for Company Directors. The two plan administrators are referred to jointly as the "Incentive Plan Administrator." The selection, grant and establishment of the terms of Awards remain the duties of the Incentive Plan Administrator, except that the Board must approve any award to Directors. The Incentive Plan gives the Incentive Plan Administrator broad authority to determine the persons to whom, and the times at which, awards will be granted or lapse under the Incentive Plan, the types of awards to be granted, the number of shares of Common Stock to be covered by each award, and all other terms and conditions for awards granted under the Incentive Plan. The Incentive Plan provides that the Incentive Plan Administrator may not reduce the exercise price of an option after it is granted other than in the event of a change in the number of outstanding Shares or Share price by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of equity securities or other distribution. The Incentive Plan Administrator may at any time designate one or more of its members or any officer or Director of the Company or its subsidiaries to perform the administrative duties of the Incentive Plan. The Incentive Plan Administrator's determinations under the Incentive Plan are final, conclusive and binding on all parties including the Company, its stockholders, Incentive Plan participants, their respective estates and beneficiaries.

Participation

        Directors and officers and other eligible employees of the Company and its subsidiaries designated by the relevant Incentive Plan Administrator will be eligible for the award grants under the Incentive Plan subject to the limitations of the aggregate number of Shares available for award under the Incentive Plan and other conditions imposed by the Incentive Plan. Approximately 4,800 employees, including officers, and the 10 non-employee Directors are potentially eligible for awards under the Incentive Plan. In determining whether to make grants, the Incentive Plan Administrator will take into consideration the eligible person's present and potential contribution to the success of the Company and other factors as the Incentive Plan Administrator may deem proper and relevant.

Awards

        Under the Incentive Plan, the following types of awards can be granted from time-to-time by the Incentive Plan Administrator:

        Stock Unit Grants To Directors.    As described on page 9, the Board of Directors terminated the retirement Plan applicable to Directors and adopted the Deferred Stock Plan, effective July 1, 2002. Future awards under the Deferred Stock Plan will be covered by the Incentive Plan. Each non-officer Director of the Company participating in the Incentive Plan will be granted 1,300 Stock Units on the first business day after each annual meeting. If a Director is first appointed as a member of the Board after the annual meeting, his or her first annual grant of Stock Units will be pro-rated. A "Stock Unit" is an unsecured obligation of the Company that represents the economic equivalent of a share of Company Common Stock. The Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, may change the annual grant. Stock Units granted to Directors will be deferred until the Director's termination of service as a member of the Board. A Director may voluntarily defer any portion or all of his or her Board compensation and have the deferred amounts credited as additional Stock Units under the Incentive Plan that will be deferred until the Director's termination of service or, at the option of the Director, for five years or more after the year in which the units were deferred, if earlier. Dividend equivalents will be paid on the Stock Units in the Incentive Plan and may, at the Director's option, be invested in additional Stock Units. All payments of Stock Units will be made in the equivalent number of shares of Common Stock. Non-officer Directors of the Company will not be eligible for other awards under the Incentive Plan.

        Stock Unit Grants To Officers And Employees.    Stock Units may be granted to any eligible officer or other employee at the sole discretion of the Incentive Plan Administrator. The Stock Units may be granted without the payment of consideration by the Incentive Plan participant. At the time a Stock Unit award is granted, the Incentive Plan Administrator will establish such terms and conditions as, in its sole discretion, it deems appropriate. Future awards, if any, of Stock Units under the Executive Incentive Plan described on page 21 will be made under this Incentive Plan.

        Stock Options.    The Incentive Plan Administrator may grant stock options to eligible officers or other employees from time-to-time without the payment of consideration subject to the limitations set forth in the Incentive Plan. Stock options will be subject to the terms and conditions set forth in the Incentive Plan and established by the Incentive Plan Administrator and, in the case of Qualified Stock Options, with the provisions of the Internal Revenue Code applicable to "incentive stock options" (see Federal Income Tax Consequences Resulting from Stock Options below). The option price will be set by the Incentive Plan Administrator at the time of the grant, but, except in the limited circumstances described in the next sentence, may not be less than 100 percent of the fair market value of a common share on the date the option is granted, which is the closing price of a share of common stock on the day prior to the stock option grant. In the event that the Company acquires another corporation the Incentive Plan Administrator would be able to set an exercise price for substitute options in the acquired corporation's stock that would preserve, but not be greater than, the economic value of the acquired company's options being given up as a result of the acquisition. The period during which and the manner in which an option may be exercised will be fixed by the Incentive Plan Administrator; provided, that no option shall be exercisable after the expiration of ten years from the date such option is granted. The Incentive Plan Administrator may settle the exercise of an option granted under the Incentive Plan by payment of shares of Common Stock, cash, or by a combination of both. The Incentive Plan prohibits reductions of the exercise price of stock option grants other than in the event of a change in the number of outstanding shares or share price by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of equity securities or other distribution.

        Restricted Stock.    The Incentive Plan Administrator may grant awards of shares of Common Stock to eligible officers or other employees bearing restrictions ("Restricted Stock") prohibiting a recipient's sale, transfer or pledge of the Restricted Stock until the expiration of the applicable restriction period. The Incentive Plan Administrator may also impose such other restrictions and conditions on the Restricted Stock as it deems appropriate. At the time that the Restricted Stock is granted, the Incentive Plan Administrator will establish a restriction period applicable to the grant of not less than one or more then ten years. Restricted Stock issued to participants who terminate their employment during the restriction period is subject to forfeiture or payout in accordance with the terms of the Incentive Plan.

        Performance-Based Restricted Stock/Performance Units.    The Incentive Plan Administrator may establish awards based on performance target(s) relative to the applicable "Business Criteria" as defined in the Incentive Plan to be achieved within a period that the Incentive Plan Administrator sets. The applicable performance target(s) and period will be consistent with the terms of the Incentive Plan and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Incentive Plan Administrator will also establish the applicable number of shares of Performance-Based Restricted Stock or Performance Units that are the subject of the award. In the event that Performance-Based Restricted Stock is granted, the Incentive Plan Administrator will establish a restriction period applicable to such stock of not less than one or more then ten years. Performance Units are payable in cash or shares of Common Stock or in a combination of cash and shares, as determined in the Incentive Plan Administrator's sole discretion. The Incentive Plan Administrator will also have the sole discretion to determine the standard or formula pursuant to which each participant's performance-based award shall be calculated, whether all or any portion of the amount so calculated will be paid even if the performance targets are achieved within the performance period, and the specific amount (if any) to be paid to each participant, subject in all cases to the terms, conditions and limits of the Incentive Plan. To this same extent, the Incentive Plan Administrator may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Incentive Plan. The Incentive Plan Administrator may not, however, increase the maximum amount permitted to be paid to any individual under the Incentive Plan or pay awards under the provisions of the Incentive Plan if the established performance target(s) have not been satisfied. Performance-Based Restricted Stock or Performance Units granted to participants who terminate their employment during a performance period are subject to forfeiture or payout in accordance with the terms of the Incentive Plan.

        Stock Appreciation Rights.    The Incentive Plan Administrator may grant awards of stock appreciation rights to eligible officers or other employees in conjunction with an option or as a separate award. Stock appreciation rights are rights to the excess of the fair market value of shares of Common Stock on the date of exercise over the fair market value on the date of the grant. Stock appreciation rights will be subject to such terms and conditions not inconsistent with the Incentive Plan as the Incentive Plan Administrator may impose. The Incentive Plan Administrator may direct the payment in settlement of a stock appreciation right to be in cash or shares of Common Stock or a combination of both. Alternatively, the Incentive Plan Administrator may permit the participant to elect to receive cash in full or partial settlement of the stock appreciation right. To the extent that a stock appreciation right issued pursuant to an option granted under the Incentive Plan is exercised, the option will be deemed to have been exercised, and will not be deemed to have lapsed.

        Dividend Equivalents.    The Incentive Plan Administrator may grant awards of dividend equivalents in conjunction with stock units, options, separately awarded stock appreciation rights or Performance Units. No consideration is payable by the participant as a result of the grant. Each dividend equivalent will entitle the participant to receive an amount equal to the dividend actually paid with respect to a Share of Common Stock on each dividend payment date from the date of the grant to the date the dividend equivalent lapses as set forth in the Incentive Plan. Dividend equivalents may be invested in additional shares of Common Stock or stock units as determined by the Incentive Plan Administrator. The Incentive Plan Administrator, in its sole discretion, may direct the payment of such amount at such times and in such form and manner as determined by the Incentive Plan Administrators.

Accelerated Award

        Notwithstanding anything in the Incentive Plan to the contrary, upon the happening of a "Change in Control", as that term is defined in the Incentive Plan, a participant in the Incentive Plan is entitled to an accelerated payout or accelerated option or exercise period as set forth in the Incentive Plan with respect to any previously granted Award.

Tax Withholding

        The Company or its subsidiaries may withhold any applicable federal, state or local taxes at such time and upon such terms and conditions as required by law or determined by the Company or its subsidiaries. Subject to compliance with any requirements of applicable law, the Incentive Plan Administrator may permit or require a participant to have any portion of any withholding or other taxes payable in respect to a distribution of shares of Common Stock satisfied through, (i) the payment of cash by the participant to the Company or a subsidiary, (ii) the withholding of amounts due the participant from other compensation, (iii) the retention by the Company or a subsidiary of shares, or delivery of previously owned shares of the participant having a fair market value equal to the withholding amount, or (iv) the canceling of any number of shares issuable in an amount sufficient to reimburse the Company or its subsidiaries for the amount it is required to withhold.

Federal Income Tax Consequences
Resulting from Stock Options

        Under the Incentive Plan, the Company may grant Qualified Stock Options, which are "incentive stock options" within the meaning of Section 422 of the Code, and Non-qualified Stock Options, which are not "incentive stock options" under Section 422 of the Code.

        Qualified Stock Options.    Upon the grant or exercise of a Qualified Stock Option, no income will be recognized by the optionee for federal income tax purposes, and the Company will not be entitled to any deduction. The shares that are acquired by the Qualified Stock Option are taxed at capital gains tax rates when the optionee sells the stock if the following requirements are met: (1) the optionee remains an employee of the Company or its subsidiaries from the time the Qualified Stock Option is granted until three months before the option is exercised; and (2) once the Qualified Stock Option has been exercised and the stock purchased, the optionee does not sell the shares within two years from the date the Qualified Stock Option was granted or within one year from the date the option was exercised and the shares were purchased. No deduction will be allowed to the Company if the holding periods are satisfied. If the optionee sells the shares before the required period, gain on the sale is treated as ordinary income (compensation) and the Company will be entitled to a corresponding deduction. Gain, for this purpose, is an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the excess of the amount realized upon such disposition over the exercise price. The gain is recognized for the tax year in which the sale occurs. In determining whether shares have been held for the required period, each share of Common Stock sold is treated separately. If the optionee is treated as having received ordinary income, a federal income tax deduction for the same amount will be allowed to the Company in the same year. Exercise of a Qualified Stock Option may subject the optionee to the alternative minimum tax.

        Non-Qualified Stock Options.    Upon the grant of a Non-qualified Stock Option, no income will be recognized by the optionee, and the Company will not be entitled to any deduction. Upon the exercise of a Non-qualified Stock Option, the optionee will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company will be entitled to a corresponding federal income tax deduction in the same year.

        The Incentive Plan will not be qualified under Section 401(a) of the Code.

New Incentive Plan Benefits

        No benefits or amount have been granted, awarded or received under the Incentive Plan. Except for the annual grant of 1,300 Stock Units to members of the Board of Directors, all awards under the Incentive Plan are discretionary and no awards are determinable at this time. The value of Stock Units granted to Directors under the Incentive Plan varies with the market price of a share of the Company's Common Stock and cannot be determined at the present time.

  The Board Recommends a Vote FOR Proposal No. 3.

        Adoption of Proposal No. 3 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

STOCKHOLDER PROPOSAL
(Item 4 on Proxy Card)

Proposal No. 4—Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

  "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

  The statement made in support of this proposal is as follows:

  "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

  "Last year the owners of 15,151,507 shares, representing approximately 12.44% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this proposal."

        The Board of Directors Recommends That You Vote AGAINST Proposal No. 4 for the Following Reasons:

        Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules. In accordance with those rules CEI currently provides information on pages 19 through 26 of the Proxy Statement concerning compensation for the five highest paid executive officers.

        The proposal would impose on CEI more stringent disclosure requirements than those imposed on other companies by the Securities and Exchange Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Securities and Exchange Commission and should be uniformly applicable to all companies subject to the proxy rules.

  The Board of Directors Recommends a Vote AGAINST Proposal No. 4.

        Adoption of the preceding stockholder proposal (Proposal 4) would require the affirmative vote of a majority of shares of Common Stock voted on the proposal at the Annual Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2002. The positions shown are the officers' positions with the Company or with the Company's principal subsidiaries, Con Edison of New York or O&R as of December 31, 2002.

	Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Awards(2)		Number of Option Shares	All Other Compensation(6)
Eugene R. McGrath Chairman of the Board and Chief Executive Officer(1)(3)	2002 2001 2000	$ $ $	1,237,667 1,123,333 1,030,000	$ $ $	1,224,000 1,400,000 981,000	$ $ $	16,641 16,389 17,408	$ $	2,626,200 — 6,237,500	250,000 200,000 150,000	$ $ $	55,597 51,407 49,459
Kevin Burke President and Chief Operating	2002 2001 2000	$ $ $	475,000 370,000 310,000	$ $ $	290,000 290,000 215,000		— — —	$ $	1,313,100 — 1,559,375	60,000 50,000 20,000	$ $	14,250 11,100 7,600
Joan S. Freilich Executive Vice President and Chief Financial Officer(1)	2002 2001 2000	$ $ $	470,000 425,000 385,000	$ $ $	275,000 275,000 250,000		— — —	$ $	875,400 — 1,559,375	50,000 40,000 40,000	$ $ $	14,100 12,750 11,550
John D. McMahon Senior Vice President and General Counsel(1)	2002 2001 2000	$ $ $	453,000 379,617 332,800	$ $ $	250,000 270,000 215,000		— — —	$ $	875,400 — 1,559,375	50,000 40,000 40,000	$ $ $	13,590 11,389 9,984
Stephen B. Bram President and Chief Executive Officer of O&R(5)	2002 2001 2000	$ $ $	410,000 386,667 366,000	$ $ $	193,500 194,400 145,350		— — —		$875,400 — —	50,000 40,000 18,000	$ $ $	12,300 9,050 10,130

(1)
Held same positions with Con Edison of New York.
(2)
The aggregate restricted stock holdings by the individuals named in the table at December 31, 2002 was 500,000 restricted stock units, with each unit representing the right to one share of Common Stock of the Company. The aggregate units had a value of $21,410,000 based on the closing price of a share of Common Stock as of December 31, 2002. The units awarded in 2000 vest 50% on August 31, 2003, 25% on August 31, 2004 and 25% on August 31, 2005. The units awarded in 2002 vest 50% on August 31, 2004 and 50% on August 31, 2005. Amounts equal to dividends payable on the Company's shares are payable on the restricted stock units.
(3)
Also President of CEI.
(4)
Position with Con Edison of New York.
(5)
Position with O&R.
(6)
The amounts shown in this column consist of amounts contributed by Con Edison of New York under its Thrift Savings Plan for Management Employees (Thrift Plan) and Deferred Income Plan (DIP) and amounts paid for life insurance for Mr. McGrath, as follows: For 2002, Mr. McGrath, life insurance—$18,467; Thrift Plan—$6,000; DIP—$31,130; Mr. Burke, Thrift Plan—$6,000; DIP—$8,250; Ms. Freilich, Thrift Plan—$6,000; DIP—$8,100; Mr. McMahon, Thrift Plan—$6,000; DIP—$7,590; Mr. Bram, Thrift Plan—$6,000; DIP—$6,300. For 2001, Mr. McGrath, life insurance—$17,707; Thrift Plan—$5,100; DIP—$28,600; Mr. Burke, Thrift Plan—$5,100; DIP—$6,000; Ms. Freilich, Thrift Plan—$5,100; DIP—$7,650; Mr. McMahon, Thrift Plan—$5,100; DIP—$6,289; Mr. Bram, Thrift Plan—$2,550; DIP—$6,500. For 2000, Mr. McGrath, life insurance—$18,559; Thrift Plan—$5,100; DIP—$25,800; Mr. Burke, Thrift Plan—$3,400; DIP—$4,200; Ms. Freilich, Thrift Plan—$5,100; DIP—$6,450; Mr. McMahon, Thrift Plan—$5,100; DIP—$4,884; Mr. Bram, Thrift Plan—$4,250; DIP—$5,880.

Report on Executive Compensation

        The Executive Personnel and Pension Committee of the Board, which was composed of five Board members in 2002, administers the Company's executive compensation policies. The Committee submits the following report related to compensation matters for 2002:

        The Committee's compensation policy—The Committee believes that total executive compensation should be such as to attract to the Company, motivate and reasonably reward individuals of the highest professional and personal qualifications, and at the same time, secure substantial and proportionate value for the Company. In 2002, compensation of the Company's executive officers consisted primarily of base salary, which is reviewed by the Committee annually, a potential award under Con Edison of New York's Executive Incentive Plan or in the case of one officer an award under the O&R Annual Team Incentive Plan ("ATIP"), which are shown in the Summary Compensation Table on page 19 under the caption "Bonus," a potential award under the 1996 Stock Option Plan (the "Stock Option Plan"), which was approved by the stockholders at the 1996 Annual Meeting, and an award of restricted stock for certain key officers, which is shown in the Summary Compensation Table under the caption "Long-Term Compensation—Restricted Stock Awards." For officers other than himself, Mr. McGrath made recommendations to the Committee regarding salaries, any awards under the Executive Incentive Plan, any grants under the Stock Option Plan and any Restricted Stock Awards. The Committee considered these recommendations in the officer compensation it proposed to the Board. The Committee initiates the recommendations that are made to the Board with respect to Mr. McGrath's salary, any award under the Executive Incentive Plan and any grants the Committee makes to him under the Stock Option Plan or any Restricted Stock Award. O&R's Board establishes the goals and awards under O&R's ATIP plan.

        Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Grants under the Stock Option Plan are based on individual performance and on an assessment of the individual's responsibility for the success and growth of the Company and its subsidiaries. Base salary ranges are identified for the officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by compensation consulting firms. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

        In considering the level of Mr. McGrath's compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other large utilities with revenues exceeding $8 billion, a comparison based on a compensation consultant's analysis developed from a survey of the compensation paid to chief executive officers in 92 energy industry companies and a comparison based on chief executive officer compensation data from a survey of comparably sized general industry companies. The Committee does not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison techniques but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's ("S&P") Electric Utilities Index shown on the performance graph on page 27. None of the non-utility companies in the surveys are in the Index.

        The Committee believes that an evaluation of corporate performance must take into account many factors affecting the Company's operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context, the Committee looks not only at current reported financial operating results and financial condition (as reflected in such factors as earnings per share and return on common equity), but also at a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Company for the future. In recommending the base salaries or awards under the Executive Incentive Plan or grants under the Stock Option Plan and in making the awards of Restricted Stock, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

        2002 Base Salary Determinations—In 2002 individual performance and overall compensation ranges relevant to officers were the factors considered by the Executive Personnel and Pension Committee in determining the base salaries recommended for such individuals.

        2002 Executive Incentive Plan Awards—Each year under the Executive Incentive Plan, a maximum fund is established by the Committee, subject to the approval of the Board, based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed three quarters of one percent of Con Edison of New York's net income for common stock for the year. The Committee, subject to approval by the Board, may make awards to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in the Company's common stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

        In recommending the amount awarded under the Executive Incentive Plan for year 2002, the Committee considered the following financial factors for 2002: earnings per share for 2002 in comparison to the budget and 2001 earnings per share; earnings available for common stock for 2002 in comparison to the budget and 2001 earnings; the increase in the Company's common stock price compared to the S&P 500 stock index and the S&P electric utilities index; the total market return on the Company's common stock for 2002; the rate of return on shareholders' equity in 2002 compared to 2001; the total average annual return on the Company's common stock for the five-year period ending December 31, 2002 compared to the average for the S&P electric utilities index; the increase in the Company's dividend of 0.9% in 2002 compared with an average increase of 1.2% for 29 of the 54 largest electric companies that did not decrease or eliminate their dividends at any time in the past decade and the continued strength of the Company's credit quality, with senior unsecured debt ratings of A-1 by Moody's and A+ by Standard and Poor's.

        The Committee also considered additional factors, including the following: the exceptional performance of the electric and gas systems in meeting the demands of the 2002 Summer peaks; planning for future load growth and reliability; continued exceptional operational performance such as the reduction in electric feeder restoration times and the rapid restoration of the high voltage transmission tie between Long Island and Queens; the completion of the Seaport Substation and associated infrastructure in an unparalleled amount of time; the Company's continuing efforts in repairing the extensive damage caused to the system by the September 11, 2001 attack on the World Trade Center; the recognition of the Company's overall outstanding performance being named "Energy Company of the Year" by Platts/BusinessWeek, "Utility Company of the Year" by the Electric Light and Power Magazine and the most reliable utility in North America by PA Consulting Group; the Company's continuing exceptional performance in the areas of environmental excellence as recognized by the presentation of two awards from the United States Environmental Protection Agency and safety as evidenced by the 16% overall reduction in recordable injuries as compared to 2001 and the Company's continued commitment to a diverse workforce resulting in the presentation of a number of honors including being named as one of Fortune Magazine's "Best Companies for Minorities."

        Based on the Committee's review of the Company's performance in 2002, as reflected in the factors mentioned above, for 2002 the Committee recommended, and the Board approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 92% percent of the target amount provided by the plan.

        CEO Compensation—With respect to both the base salary and the Executive Incentive Plan award for 2002 to Mr. McGrath and the Stock Option grant and Restricted Stock Award made to him in 2002, the Committee considered among other things, the Company's good financial and operating results; the Company's financial condition; Mr. McGrath's leadership role in addressing issues affecting the Company and the utility industry in general; his continuing commitment to diversity in the work force; the Company's recognized progress in achieving the goal of environmental excellence; and the compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 20.

        I.R.S. Limitations on Deductibility of Executive Compensation—Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 2002, a portion of Mr. McGrath's compensation exceeded the threshold. In the Committee's judgment, the non-deductibility of the compensation is not material. The Committee intends to take into account these tax law provisions in structuring the Company's executive compensation in future years.

        New Long Term Incentive Plan—the Committee has considered, and the full Board has authorized, a new stock-based long term incentive plan that is being submitted to the Company's stockholders for approval at the Annual Meeting in May 2003.

The Executive Personnel and Pension Committee Richard A. Voell (Chair) Vincent A. Calarco George Campbell, Jr. Michael J. Del Giudice Sally Hernandez-Piñero

Employment Contracts and Termination of Employment
and Change in Control Arrangements

Employment Contracts

        The Company has entered into employment agreements (the "Employment Agreements") with Messrs. McGrath, Burke and McMahon and Ms. Freilich, four of the officers named in the Summary Compensation Table.

        Each Employment Agreement provides that the officer will serve in the positions shown on the Summary Compensation Table. Mr. McGrath and Ms. Freilich's agreements provide that the Board shall nominate each of them for re-election to the Board of Directors through the term of their agreements. The initial employment periods of the agreements continue until August 31, 2005. The initial employment period in each agreement will be automatically extended for one-year periods unless either party terminates the agreement on six months' prior notice. Mr. McGrath's agreement may not be automatically extended more than twice. Each Employment Agreement provides for an annual base salary and provides that the Executive Personnel and Pension Committee will review the salaries at least annually for possible increase. The current salaries payable under the agreements are the following: Mr. McGrath—$1,333,000; Ms. Freilich—$520,000; Mr. Burke—$490,000; and Mr. McMahon—$510,000. The agreements also provided for restricted stock awards, which are shown in the Summary Compensation Table. Mr. McGrath's agreement also provides for supplemental term life insurance, the premiums for which are included in the Summary Compensation Table.

        The employment periods under the Employment Agreements may also be ended by the Company for "cause," as defined in the agreements, or without cause. Mr. McGrath may end his employment period with or without "good reason" as defined in his agreement. The other officers may end their employment periods without "good reason" or, following a "change in control," with "good reason," as such terms are defined in the agreements. If Mr. McGrath is terminated other than for "cause," death or disability or he resigns for "good reason," or if the other officers are terminated prior to a "change in control" other than for "cause," death or disability, the officer will receive: (i) a lump sum equal to the officer's target award under the Company's Executive Incentive Plan, prorated through the termination date; (ii) a lump sum equal to two times the sum of the officer's annual salary and target award under the Executive Incentive Plan; (iii) a lump sum equal to the net present value of two years additional service credit under the Company's pension plans (assuming compensation at the officer's annual salary and target award); (iv) continued participation in the Company's health and life insurance plans for two years following termination and (v) two years additional service credit toward eligibility for (but not for commencement of) retiree benefits. In addition, stock options will fully vest. In the event such a termination occurs after a "change in control," the "two" becomes a "three" in clauses (ii), (iii), (iv) and (v) above. In addition, the officer would receive a gross-up for excise taxes, if any, due under the Internal Revenue Code on any termination payments. If the Company terminates Mr. McGrath's employment without "cause," or he terminates his employment for "good reason," or he dies or becomes disabled, any unvested restricted stock units become fully vested on termination of employment. If the other officers die or become disabled, or if, following a "change in control," the Company terminates their employment without "cause," or the officer terminates his or her employment for "good reason," any unvested restricted stock units become fully vested on termination of employment. The restricted stock agreement the Company has with Mr. Bram provides that his restricted stock units would also vest in the circumstances described in the immediately preceding sentence.

        The Employment Agreements provide that the officers are prohibited from competing with or recruiting employees from the Company or its subsidiaries or affiliates for two years after termination of employment, other than following a "change in control."

Severance Plan

        The Company has a severance plan to provide officers of Consolidated Edison, Inc., and certain officers of its subsidiaries, including the officer listed in the Summary Compensation Table who is not covered by an employment agreement, certain benefits in the event their employment is involuntarily terminated by the Company without "cause," at any time. Enhanced severance benefits (as described below) would be payable if within two years following a "change of control," the officer is involuntarily terminated, other than for "cause," or the officer resigns for "good reason" (all such terms as defined in the plan). For an involuntary termination of employment before a "change of control," benefits under the plan include: (i) a lump sum equal to the officer's target award under the Executive Incentive Plan, prorated through the termination date; (ii) a lump sum equal to one times the sum of the officer's annual salary and target award under the Executive Incentive Plan; (iii) a lump sum payment equal to the net present value of one additional year's service credit under the Company's pension plans (assuming compensation at the officer's annual salary and target award); (iv) one year's additional service credit toward eligibility for (but not for commencement of) retiree benefits; (v) continued participation for one year in the Company's health and life insurance plans and (vi) outplacement services for one year. In the event the involuntary termination occurs or the officer resigns for "good reason" after a "change of control," the "one" becomes a "two" in clauses (ii), (iii), (iv) and (v) above. Payments under the plan are subject to reduction if the reduction would result in greater after-tax proceeds to the officer than if full payments were made and were subject to taxation to the officer as an "excess parachute payment" under Section 4999 of the Internal Revenue Code.

Stock Options

        The purpose of the Stock Option Plan, which provides for granting options to purchase shares of the Company's Common Stock, is to promote the interests of the Company and its stockholders by providing long term incentives to those persons with significant responsibility for the success and growth of the Company and its subsidiaries, by strengthening their ability to attract and retain officers and other employees, and by aligning the interests of such persons with those of the Company's stockholders by facilitating their purchase of an equity interest in the Company. All grants of stock options outstanding under the Stock Option Plan have a term of 10 years from date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. The Stock

Option Plan provides that the exercise price cannot be reduced. In the event of a change in control of the Company, the Executive Personnel and Pension Committee of the Board may provide for appropriate adjustments including accelerating any exercisability or expiration dates, and settlements of options either at the time the option is granted or at a subsequent date.

Option Grants In Last Fiscal Year (2002)

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise or Base Price	Expiration Date	Grant Date Present Value(1)
Eugene R. McGrath	250,000	15.8%	$42.51	4/18/12	$1,592,000
Kevin Burke	60,000	3.8%	$42.51	4/18/12	$382,200
Joan S. Freilich	50,000	3.2%	$42.51	4/18/12	$318,500
John D. McMahon	50,000	3.2%	$42.51	4/18/12	$318,500
Stephen B. Bram	50,000	3.2%	$42.51	4/18/12	$318,500

(1)
The grant date present values were calculated using the Black-Scholes option-pricing model applied as of the grant date, April 18, 2002. The values generated by this model depend upon the following assumptions: an expected life of six years after the grant date, a constant dividend yield on the underlying stock of 5.22 percent, an assumed annual volatility of the underlying stock of 21.43 percent; and a risk-free rate of return for the option period of 5.08 percent. The market value on the grant date is the closing price of the Common Stock on the day preceding the grant date. No assumptions were made regarding restrictions on vesting or the likelihood of vesting.

Aggregated Option Exercises In Last Fiscal Year (2002)
And Fiscal Year-End Option Values (12/31/02)

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End(1)
	Number of Shares Acquired on Exercise
		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eugene R. McGrath	70,000	$1,006,657	390,000	600,000	$810,425	$2,639,500
Kevin Burke	0	0	60,000	130,000	$313,420	$478,500
Joan S. Freilich	0	0	104,000	130,000	$448,030	$631,100
John D. McMahon	0	0	26,000	130,000	$53,045	$631,100
Stephen B. Bram	0	0	64,000	105,000	$340,040	$373,100

(1)
Represents the difference between the market price of the Company's Common Stock and the exercise price of the options at 12/31/02. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

Pension Plans

        The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under the Consolidated Edison Retirement Plan, a funded, tax-qualified, defined benefit pension plan, and Con Edison of New York's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Mr. McGrath by his employment agreement. CEI does not have a separate supplemental pension plan.

	Years of Service
Final Average Salary
	15	20	25	30	35	40	45
$50,000	$11,250	$15,000	$19,000	$24,000	$25,250	$26,500	$27,750
$100,000	$23,183	$30,910	$39,138	$49,365	$51,865	$54,365	$56,865
$200,000	$50,933	$67,910	$85,888	$107,865	$112,865	$117,865	$122,865
$300,000	$78,683	$104,910	$132,638	$166,365	$173,865	$181,365	$188,865
$400,000	$106,433	$141,910	$179,388	$224,865	$234,865	$244,865	$254,865
$500,000	$134,183	$178,910	$226,138	$283,365	$295,865	$308,365	$320,865
$600,000	$161,933	$215,910	$272,888	$341,865	$356,865	$371,865	$386,865
$700,000	$189,683	$252,910	$319,638	$400,365	$417,865	$435,365	$452,865
$800,000	$217,433	$289,910	$366,388	$458,865	$478,865	$498,865	$518,865
$900,000	$245,183	$326,910	$413,138	$517,365	$539,865	$562,365	$584,865
$1,000,000	$272,933	$363,910	$459,888	$575,865	$600,865	$625,865	$650,865
$1,500,000	$411,683	$548,910	$693,638	$868,365	$905,865	$943,365	$980,865
$2,000,000	$550,433	$733,910	$927,388	$1,160,865	$1,210,865	$1,260,865	$1,310,865
$2,500,000	$689,183	$918,910	$1,161,138	$1,453,365	$1,515,865	$1,578,365	$1,640,865
$3,000,000	$827,933	$1,103,910	$1,394,888	$1,745,865	$1,820,865	$1,895,865	$1,970,865

        The Plans provide pension benefits based on: (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement and (iii) the participant's length of service. For purposes of the Plans, a participant's salary for a year is deemed to include any award under the Executive Incentive Plan (See "Report on Executive Compensation" above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for: Mr. McGrath, 40 years; Mr. Burke, 30 years; Ms. Freilich, 25 years; Mr. McMahon, 26 years and Mr. Bram 40 years.

        Current compensation rates covered by the Plans for Messrs. McGrath, Burke, McMahon and Bram and Ms. Freilich are approximately equal to the sum of the amounts set forth under the captions "Salary" and "Bonus" in the Summary Compensation Table on page 19. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

        Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

Equity Compensation Plan Information

        The following table summarizes CEI's equity compensation plans as of December 31, 2002:

Equity Compensation Plan Information (as of December 31, 2002)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,797,651	$39.506	2,243,300
Equity compensation plans not approved by security holders	* 556,921	n/a	n/a

Total	7,354,572	$39.506	2,243,300

*
Pursuant to employment agreements, effective September 2000, certain senior officers of CEI and its subsidiaries were granted an aggregate of 350,000 restricted stock units. In June 2002, an additional 150,000 restricted stock units were granted to certain senior officers of CEI and its subsidiaries. The units, each of which represents the right to receive one share of CEI common stock and related dividends, vest ratably through August 2005 or immediately upon the occurrence of certain events. In addition, included in this figure are stock units granted to non-employee Directors pursuant to the Deferred Stock Plan described on page 9. There is no exercise price for these restricted stock units.

Performance Graph

        The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for a five year period (December 31, 1997 to December 31, 2002) with the cumulative total return of the Standard & Poor's Electric Utilities Index and the Standard & Poor's 500 Stock Index.

Comparison of Five Year Total Cumulative Return*

Source: Standard & Poor's

	Years Ending
Company/Index
	1997	1998	1999	2000	2001	2002
Consolidated Edison Inc.	100	135.06	92.63	110.63	122.69	137.32
S&P 500 Index	100	128.58	155.63	141.46	124.65	97.10
S&P Electric Utilities Index	100	116.44	97.35	149.76	124.63	105.86

*
Based on $100 invested at December 31, 1997, reinvestment of all dividends in equivalent shares of stock and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

        No stockholder action is required with respect to the following information that is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

        Effective December 2, 2002, the Company purchased Directors and Officers ("D&O") Liability insurance for a one year term providing for reimbursement, with certain exclusions and deductions, to: (a) CEI and its subsidiaries for payments they make to indemnify directors, trustees, officers and assistant officers of CEI and its subsidiaries, (b) directors, trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by CEI or its subsidiaries and (c) CEI and its subsidiaries for any payments they make resulting from a securities claim. The insurers are: ACE Bermuda Insurance Ltd., Associated Electric & Gas Insurance Services Limited, Continental Casualty Company, Federal Insurance Company, Greenwich Insurance Company, Lumbermens Mutual Casualty Company, and Zurich American Insurance Company. The Company also purchased additional D&O insurance effective January 13, 2002 through December 2, 2003, from the RLI Insurance Company. The total cost of the D&O Liability insurance through December 2, 2003 was $2,249,850. The Company also purchased from National Union Fire Insurance Company of Pittsburgh, Pennsylvania, St Paul Mercury Insurance Company, Travelers Casualty & Surety Company of America, Vigilant Insurance Company, and Zurich American Insurance Company additional insurance coverage, for one year effective January 1, 2003, insuring the directors, trustees, officers and employees of CEI and its subsidiaries and certain other parties against certain liabilities which could arise in connection with the employee benefit plans of the Company and its subsidiaries. The cost of such coverage was $504,750.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

        In order to be included in the proxy statement and form of proxy relating to the Company's 2004 Annual Meeting, stockholder proposals must be received by the Company at its principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 9, 2003.

OTHER MATTERS TO COME BEFORE THE MEETING

        Management intends to bring before the meeting only the election of Directors and Proposals Nos. 2 and 3 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

        Please vote, sign and date the enclosed proxy card and mail it promptly in the enclosed postage paid envelope, or vote your proxy by telephone or on the Internet in accordance with the instructions set forth on the proxy card. Your vote is important. Stockholders planning to attend the meeting but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

                      By Order of the Board of Directors,

                              /s/ SADDIE L. SMITH
                                                    Secretary

New York, NY
April 7, 2003

Appendix B: Con Edison of New York 2002 Financial Report

CONSOLIDATED EDISON COMPANY OF NEW YORK
("CON EDISON OF NEW YORK")
SELECTED FINANCIAL DATA

	For the Year Ended December 31
	2002	2001	2000	1999	1998

	(Millions of Dollars)
Operating revenues	$7,224.0	$8,122.2	$8,000.7	$6,956.0	$6,998.7
Purchased power	2,622.3	2,818.9	2,988.1	1,669.2	1,252.0
Fuel	231.8	350.6	322.1	430.2	579.0
Gas purchased for resale	471.8	666.0	490.6	351.8	370.1
Operating income	954.1	1,046.5	952.1	1,001.5	1,067.1
Net income for common stock	605.4	649.5	570.1	698.3	728.1
Total assets	16,018.0	14,518.8	14,547.9	13,682.2	14,172.8
Long-term debt	5,394.0	5,011.8	4,915.1	4,243.1	4,050.1
Preferred stock subject to mandatory redemption	-	37.1	37.1	37.1	37.1
Common shareholders' equity	4,890.5	4,665.8	4,479.6	4,393.8	5,842.7

Selected Quarterly Financial Data for the years ended December 31, 2002 and 2001 (Unaudited)

CON EDISON OF NEW YORK

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(Millions of Dollars)
Operating revenues	$1,759.1	$1,568.2	$2,180.2	$1,716.5
Operating income	229.7	185.8	352.0	186.6
Net income for common stock	150.7	97.2	258.7	98.8
	2001

	(Millions of Dollars)
Operating revenues	$2,438.9	$1,755.4	$2,297.0	$1,630.9
Operating income	267.6	199.1	366.5	213.3
Net income for common stock	171.8	102.9	269.0	105.8

In the opinion of Con Edison of New York, these quarterly amounts include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

This discussion and analysis relates to the accompanying consolidated financial statements of Consolidated Edison Company of New York, Inc. (Con Edison of New York or the Company) and should be read in conjunction with the financial statements and the notes thereto. Information in the notes referred to in this discussion and analysis is hereby incorporated by reference herein. The use of terms such as "see" or "refer to" shall be deemed to incorporate by reference into this discussion and analysis the information to which reference is made.

CON EDISON OF NEW YORK'S BUSINESS

Con Edison of New York is a regulated utility that provides electric service to over 3.1 million customers and gas service to approximately 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan. All of the common stock of Con Edison of New York is owned by Consolidated Edison, Inc. (Con Edison).

RESULTS OF OPERATIONS – SUMMARY

Con Edison of New York's net income for common stock for the year ended December 31, 2002 was $605.4 million. Earnings for the years ended December 31, 2001 and 2000 were $649.5 million and $570.1 million, respectively.

Con Edison of New York's earnings in 2002 were $44.1 million lower than in 2001, reflecting the following factors (after tax, in millions):

Lower operation and maintenance expenses (excluding nuclear operations)	$21.6
Impact of weather (estimated)	18.4
Reserve for electric excess earnings	(26.0)
Amortization of divestiture gain in 2001	(25.0)
Reduction in gas base rates and lower non-firm gas sales	(21.3)
Economic conditions (estimated)	(7.5)
Other	(4.3)

Total	$(44.1)

The Company's earnings in 2001 were $79.4 million higher than in 2000, reflecting the following factors (after tax, in millions):

Lower nuclear production expenses	$64.0
Impact of weather and economic conditions (estimated)	47.5
Lower depreciation expense	45.5
Amortization of divestiture gain	37.5
Increased pension credits	34.5
Recognition of deferred NYPA rate increase	22.9
Unrecovered Indian Point replacement power costs in 2000	84.5
Electric rate reductions	(243.4)
Taxes other than income, principally property taxes	(12.2)
Other	(1.4)

Total	$79.4

See "Results of Operations" below for further discussion and analysis of results of operations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Con Edison of New York's financial statements reflect the application of its accounting policies, which conform to accounting principles generally accepted in the United States of America. The Company's critical accounting policies include industry-specific accounting applicable to regulated public utilities and accounting for pensions and other postretirement benefits and contingencies.

The application of certain of these accounting policies requires the Company to use estimates. These estimates require the Company to make assumptions about matters that are highly uncertain and for which different estimates that could reasonably have been used could have resulted in material differences in its financial statements.

The major critical accounting policies are as follows:

Accounting for Regulated Public Utilities—SFAS No. 71

Con Edison of New York is a regulated public utility subject to Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, is subject to the accounting requirements of the Federal Energy Regulatory Commission (FERC) and the New York State Public Service Commission (PSC).

SFAS No. 71 specifies the economic effects that result from the cause and effect relationship of costs and revenues in the rate-regulated environment and how these effects are to be accounted for by a regulated enterprise. Revenues intended to cover some costs may be recorded either before or after the costs are incurred. If regulation provides assurance that incurred costs will be recovered in the future, these costs would be recorded as deferred charges or "regulatory assets" under SFAS No. 71. If revenues are recorded for costs that are expected to be incurred in the future, these revenues would be recorded as deferred credits or "regulatory liabilities" under SFAS No. 71.

Con Edison of New York's principal regulatory assets and liabilities are detailed on the Company's consolidated balance sheet. The Company is receiving or being credited with a return on all of its regulatory assets for which a cash outflow has been made. The Company is paying or being charged with a return on all of its regulatory liabilities for which a cash inflow has been received. The Company's regulatory assets and liabilities will be recovered from customers, or applied for customer benefit, in accordance with rate provisions approved by the PSC.

Accounting for Pensions and Other Postretirement Benefits

Con Edison of New York provides pensions and other postretirement benefits to substantially all employees and retirees. The Company accounts for these benefits in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions." In applying these accounting policies, the Company has made critical estimates related to actuarial assumptions, including assumptions of expected returns on plan assets, future compensation, health care cost trends, and appropriate discount rates. See Notes D and E to the financial statements for information about these assumptions, actual performance, amortization of investment and other actuarial gains and losses and calculated plan costs for 2002, 2001 and 2000.

Primarily because of the amortization of previous years' net investment gains, Con Edison of New York's pension expense for 2002, 2001 and 2000 was negative, resulting in a credit to and increase in net income in each year. Investment gains and losses on plan assets are fully recognized in expense over a 15-year period (20 percent of the gains and losses for each year begin to amortize in each of the following five years and the amortization period for each 20 percent portion of the gains and losses is ten years). This amortization is in accordance with the Statement of Policy issued by the PSC and is permitted under SFAS No. 87, which provides a "corridor method" for moderating the effect of investment gains and losses on pension expense, or alternatively, allows for any systematic method of amortization of unrecognized gains and losses that is faster than the corridor method and is applied consistently to both gains and losses.

Con Edison of New York's expense or credit for actual pension and other postretirement benefits in future periods will depend upon actual returns on plan assets and the assumptions the Company makes for future periods. The Company's current estimate for 2003 is a reduction, compared to 2002, in the pension and other postretirement benefits net credit of $54 million after tax. This reduction reflects, among other factors, an actual loss on the pension fund of 8.6 percent in 2002 as compared with an expected annual asset return assumption of 9.2 percent. This variation will reduce net income by $21.3 million after tax in 2003, as compared to 2002. In addition, the Company has lowered its expected annual asset return assumption for the plans for 2003 to 8.8 percent. This revised assumption will reduce net income by $14.5 million after tax in 2003, as compared to 2002.

Amortization of market gains and losses experienced in previous years is expected to reduce the pension and other postretirement benefit net credit by an additional $25 million, after tax, in 2004. A 5.0 percentage point variation in the actual annual return in 2003 as compared to the expected annual asset return of 8.8 percent would change net income by approximately $6 million in 2004.

An actuarial valuation of the plan's funded status (which applies to both Con Edison of New York and O&R) was performed as of December 31, 2002. The valuation showed that the fair value of the pension plan assets exceeded its Accumulated Benefit Obligation (ABO) at December 31, 2002. However, the fair market value of Con Edison's pension plan assets could fall below the plan's ABO in future years. In that event, Con Edison would be required, under SFAS No. 87 and SFAS No. 132 "Employers' Disclosures about Pension and Postretirement Benefits," to accrue a liability equal in amount to the difference between the fair value of the plan assets and the ABO, plus its total accrued pension credits, through a non-cash charge to other comprehensive income (OCI). The charge to OCI, which would be net of taxes, would not affect the Company's net income for common stock.

Con Edison of New York was not required to make cash contributions to its pension plan in 2002 nor will it be required to do so in 2003.

Accounting for Contingencies

SFAS No. 5, "Accounting for Contingencies," applies to an existing condition, situation, or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future events occur or fail to occur. The Company's known material contingencies include a PSC proceeding relating to outages at the nuclear generating unit the Company sold in 2001, workers' compensation claims, and its responsibility for hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs), and coal tar, that have been used or generated in the course of its operations. See Notes F and G to the financial statements. In accordance with SFAS No. 5, the Company has accrued estimates of losses relating to the contingencies as to which loss is probable and can be reasonably estimated and no liability has been accrued for contingencies as to which loss is not probable or cannot be reasonably estimated.

LIQUIDITY AND CAPITAL RESOURCES

Con Edison of New York's liquidity reflects cash flows from its operating, investing and financing activities as shown on the accompanying consolidated statement of cash flows and discussed below. As a result of these activities, cash and temporary cash investments (including restricted cash) decreased $176.7 million at December 31, 2002 compared to December 31, 2001.

Cash Flows From Operating Activities

Con Edison of New York's cash flows from operating activities reflect principally its energy sales and its cost of operations. The volume of energy sales is dependent on factors external to the Company such as weather, economic conditions and technological developments. The prices at which the Company provides energy to its customers are determined in accordance with rate agreements approved by the PSC. See "Regulatory Matters," below. In general, changes in the cost of purchased power, fuel and gas affect the timing of cash flows but not net income because the costs are recovered in accordance with rate agreements. See "Recoverable Energy Costs" in Note A to the financial statements.

Net income for common stock is the result of cash and non-cash (or accrual) transactions. Only cash transactions affect Con Edison of New York's cash flow from operations. Principal non-cash charges included depreciation and deferred taxes. Principal non-cash credits included accrued pension credits. Pension credits result from past favorable performance in the Company's pension fund and assumptions about future performance. See "Application of Critical Accounting Policies—Accounting for Pensions and Other Postretirement Benefits," above, and Notes D and E to the financial statements.

Net cash flows from operating activities in 2002 were $10.1 million more than the 2001 period. The change in cash flows reflect the aforementioned impact of energy sales and its cost of operations, the timing of federal income tax payments and refunds and cash received or expended related to regulatory liabilities and regulatory assets, respectively.

The following analysis reflects variations in balance sheet accounts, which also impact specific line items within the consolidated statement of cash flows. The change in these balance sheet line items are utilized to reconcile income to cash flow from operations.

Accounts receivable—customers, less allowance for uncollectible accounts were $74.7 million higher at December 31, 2002 than at year-end 2001, due primarily to higher electric, gas and steam sales in December 2002 as compared to December 2001. The Company's equivalent number of days of revenue outstanding (ENDRO) of customer accounts receivable was 29.3 days at December 31, 2002, compared with 29.6 days at December 31, 2001.

Recoverable energy costs increased $101.8 million at December 31, 2002 as compared with year-end 2001 due primarily to increased fuel, purchased power and gas costs, resulting from higher sales volumes in December 2002. See "Recoverable Energy Costs" in Note A to the financial statements.

Other receivables increased $19.9 million at December 31, 2002 as compared with year-end 2001, due primarily to increased gas hedging program receivables.

Gas in storage decreased $22.5 million at December 31, 2002 as compared with year-end 2001, reflecting primarily the lower volumes in storage as a result of higher withdrawals due to the colder weather at year-end 2002 as compared to 2001.

Other current assets increased $20.8 million at December 31, 2002 compared with year-end 2001, due primarily to an increase in the value of energy marketing contracts.

Deferred loss on the sale of the nuclear generating unit decreased $47.6 million at December 31, 2002 as compared to year-end 2001 reflecting the recovery of these costs from customers in accordance with the Company's 2000 Electric Rate Agreement. See "Rate and Restructuring Agreements" in Note A to the financial statements.

Divestiture—capacity replacement reconciliation balance decreased $30.0 million at December 31, 2002 as compared to year-end 2001 representing the amortization of capacity costs incurred prior to the opening of the New York Independent System Operator (NYISO) market in accordance with the Company's 2000 Electric Rate Agreement. See "Rate and Restructuring Agreements" in Note A to the financial statements.

Deferred environmental remediation costs increased $30.3 million at December 31, 2002 as compared to year-end 2001 representing primarily additional liabilities accrued for costs related to Superfund and the other sites, which the Company is permitted to recover under its current rate agreements. See Note F to the financial statements.

For information about the regulatory asset for World Trade Center restoration costs, see Note P to the financial statements.

Deferred asbestos-related costs increased $33.7 million at December 31, 2002 as compared to year-end 2001 due to increased liabilities accrued for non-employee related asbestos claims (which the Company is permitted to recover under its current rate agreements). See Note F to the financial statements.

Other regulatory assets increased $37.4 million at December 31, 2002 as compared to year-end 2001 due principally to the reconciliation of taxes collected and the tax expense resulting from New York State tax law changes in accordance with PSC authorization. See Note A to the financial statements and "Other Regulatory Liabilities," below.

Accumulated provision for injuries and damages increased $24.5 million at December 31, 2002 as compared with year-end 2001, reflecting primarily workers' compensation claims relating to asbestos exposure. See Note F to the financial statements.

Accounts payable increased $152.0 million at December 31, 2002 as compared with year-end 2001. This increase is due primarily to higher electric, gas and steam energy costs at December 31, 2002 as compared to December 31, 2001, reflecting higher sales volumes. See discussion of electric power costs in "Results of Operations," below.

Accrued taxes decreased $48.6 million at December 31, 2002 compared with year-end 2001, due primarily to the payment of the 2001 fourth quarter federal income tax liability in January 2002. The federal government delayed the timing of the payment in light of the World Trade Center attack.

Transmissions congestion contracts increased $119.9 million at December 31, 2002 as compared to year-end 2001 reflecting proceeds from the sale of transmission rights on Con Edison of New York's transmission system. These proceeds are being retained for customer benefit.

The gas rate plan balance of $36.3 million at December 31, 2002 was established in accordance with the 2002 gas rate agreement to provide recovery of costs (net of reimbursement) related to the World Trade Center attack.

Electric excess earnings balance of $40.0 million at December 31, 2002 represents a reserve established in 2002 for earnings in excess of a specified rate of return that are to be retained for customer benefit in accordance with the 2000 Electric Rate Agreement. See "Rate and Restructuring Agreements" in Note A to the financial statements.

During 2002, other regulatory liabilities increased $127.7 million, due primarily to the reconciliation of taxes collected and the tax expense resulting from New York State tax law changes in accordance with PSC authorization and the establishment of a liability to customers for interest earned on a federal income tax refund. Changes in the New York State tax laws applicable to utility companies, effective January 1, 2000, repealed or reduced certain revenue-based taxes and instituted a net income-based tax. In June 2001, the PSC issued its final Order relating to these tax law changes. It authorized each utility to use deferral accounting to record the difference between taxes being collected and tax expense resulting from tax law changes, until those changes are incorporated into base rates.

Cash Flows Used in Investing Activities

Cash flows used in investing activities were $710.3 million higher in 2002 compared with 2001, due primarily to the receipt of proceeds from generation divestiture, net of contributions to the nuclear decommissioning trust, in the 2001 period. See "Generation Divestiture," below. In addition, construction expenditures increased $119.6 million in 2002 compared with 2001, principally to meet load growth on the Company's electric distribution systems, to effect permanent restoration of portions of the electric, gas and steam systems in lower Manhattan following the World Trade Center attack and for the ongoing project to add incremental generating capacity at the Company's East River steam-electric generating plant (the East River Repowering Project). Cash flows used in investing activities in 2001 decreased $612.7 million compared with 2000, due primarily to the receipt of proceeds from generation divestiture in the 2001 period, which offset increased utility construction expenditures ($93.3 million) related to meet load growth on the Company's electric distribution systems. See "Generation Divestiture" and "Capital Expenditures" below.

Deferred real estate sale costs related to the demolition and remediation of a nine-acre development site in midtown Manhattan along the East River were $134.4 million at December 31, 2002, compared to $105.4 million at December 31, 2001. In 2000, the Company agreed to sell this site for an expected price of $576 million to $680 million, depending on zoning and other adjustments. The sale is subject to PSC approval and other conditions. The buyer paid Con Edison of New York $50 million in 2000 as a down payment, which the Company used to fund a portion of the demolition and remediation expenses. The down payment has been recorded as a regulatory liability.

Cash Flows Used in Financing Activities

Net cash flows used in financing activities in 2002 decreased $329.1 million compared with 2001, reflecting principally increased financing for construction expenditures, and reduced dividend payments to the parent.

In September 2001, the Company used the proceeds from the sale of its nuclear plant to repay all outstanding short-term borrowing. Net repayments of short-term debt increased $140.0 million for the year-ended December 31, 2002 compared with 2001 period. The common stock dividend to parent decreased $79.3 million in 2002 compared with 2001. Cash flows used in financing activities in 2001 increased $376.0 million compared with 2000, as a result of decreased borrowings and increased debt redemption.

External borrowings are a source of liquidity that could be affected by changes in credit ratings, financial performance and capital markets. For information about the Company's credit ratings and certain financial ratios, see "Capital Resources," below.

Con Edison of New York had no commercial paper outstanding at December 31, 2002 and at December 31, 2001. The Company's average daily commercial paper outstanding in 2002 was $156.7 million compared to $163.8 million in 2001. The weighted average interest rate was 1.8 percent in 2002 compared to 4.9 percent in 2001. For additional information about the Company's commercial paper program, see Note C to the financial statements.

In February 2002, the Company redeemed at maturity $150 million of 6.625 percent 9-year Series 1993C Debentures. In June 2002, the Company redeemed at maturity $150 million of variable rate 5-year Series 1997A Debentures and issued $300 million of non-callable 5.625 percent 10-year Series 2002A Debentures. In August 2002, the Company redeemed at maturity $37.1 million of Cumulative Preferred Stock, $100 par value, 6.125 percent, Series J. In December 2002, the Company issued $500 million 4.875 percent 10-year Series 2002B Debentures. In January 2003, the Company redeemed $275 million of 7.75 percent 35-year, Series 1996A, Subordinated Deferrable Interest Debentures.

In October 2002, Con Edison of New York changed the interest rate method applicable to $224.6 million aggregate principal amount of its tax-exempt Facilities Revenue Bonds, Series 2001A from a variable weekly rate mode to a 10-year term mode, callable at par after three years with a 4.70 percent annual interest rate. In addition, the Company entered into a swap agreement in connection with these bonds pursuant to which the Company pays interest at a variable rate equal to the three-month LIBOR and is paid interest at a fixed rate of 5.375 percent. See Note O to the financial statements.

Generation Divestiture

In 2001, Con Edison of New York completed the sale of its interest in the jointly owned Roseton generating station and its nuclear generating unit and related assets. See Note I to the financial statements.

Capital Resources

Con Edison of New York expects to finance its operations, capital requirements and the payment of dividends to Con Edison from internally generated funds and external borrowings, including commercial paper. For information about Con Edison of New York's commercial paper program and revolving credit agreements with banks, see Note C to the financial statements.

In December 2001, the PSC authorized Con Edison of New York to issue up to $1.8 billion of debt securities prior to 2006, of which the Company issued $525 million of debt securities in 2002. The PSC also authorized the refunding of the Company's outstanding debt securities and preferred stock.

In August 2002, President Bush signed into law an appropriations bill that authorizes funds for which the Company is eligible to apply for the recovery of costs it incurred in connection with the World Trade Center attack. The procedural guidelines for disbursement of the federal funds are in the process of being developed. See Note P to the financial statements.

Con Edison of New York's ratio of earnings to fixed charges for 2002, 2001 and 2000 and common equity ratio at December 31, 2002, 2001 and 2000 were:

	2002	2001	2000

Earnings to fixed charges (SEC basis)	3.35	3.66	3.23
Common equity ratio	46.6	47.2	46.4

The changes in interest coverage in these years reflect changes in pre-tax income and changes in interest charges due to debt issuances and refunding. The Company's ratio of earnings to fixed charges increased for 2001 compared to 2000 primarily as a result of increased earnings, reflecting charges in 2000 for replacement power costs ($130 million). See Note G to the financial statements.

The commercial paper of Con Edison of New York is rated P-1, A-1 and F-1, respectively, by Moody's Investors Service, Inc. (Moody's), Standard & Poor's Rating Services (S&P) and Fitch Ratings (Fitch). The senior unsecured debt of Con Edison of New York is rated A1, A+ and A+, respectively, by Moody's, S&P, and Fitch.

Capital Requirements

The following table compares Con Edison of New York's capital requirements for the years 2000 through 2002 and estimated amounts for 2003 and 2004:

	2000	2001	2002	2003		2004

	(Millions of Dollars)
Con Edison of New York construction expenditures	$908	$983	$1,098	$1,107		$1,031
Retirement of long-term securities at maturity	275	628	337	425	*	150

Total	$1,183	$1,611	$1,435	$1,532		$1,181

* Includes redemption in advance of maturity of $275 million of Con Edison of New York's Subordinated Deferrable Interest Debentures Series 1996A in January 2003.

The increased regulated utility construction expenditures in 2002 and 2003 reflect expenditures for permanent electric, gas and steam system restoration following the World Trade Center attack, programs to meet increased electric load growth and reliability needs, a higher level of gas infrastructure expenditures and the East River Repowering Project.

Contractual Obligations and Commercial Commitments

The following tables summarize Con Edison of New York's material obligations to make payments pursuant to contracts. Long-term debt and capital lease obligations are included on the Company's balance sheet. Operating leases and non-utility generator contracts (NUGs) (for which undiscounted future annual payments are shown) are disclosed in the notes to financial statements.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years

	(Millions of Dollars)
Long-term debt (Note B)	$5,845	$425	$600	$330	$4,490
Capital lease obligations (Note N)	72	8	15	14	35
Operating leases (Note N)	116	38	47	10	21
Non-utility generator contracts (Note H)	8,085	526	1,043	1,051	5,465
Natural gas supply, transportation and storage contracts	339	115	108	96	20

Total	$14,457	$1,112	$1,813	$1,501	$10,031

The Company has no material commercial commitments to make payments other than these contractual commitments.

ELECTRIC POWER REQUIREMENTS

In 2002, Con Edison of New York purchased substantially all of the energy it sold to customers pursuant to firm contracts with NUGs and others or through the NYISO's wholesale electricity market.

The Company recovers prudently incurred purchased power costs pursuant to rate provisions approved by the PSC. See "Financial Market Risks—Commodity Price Risk" below and "Recoverable Energy Costs" in Note A to the financial statements. From time to time certain parties have petitioned the PSC to review these provisions, the elimination of which could have a material adverse effect on the Con Edison of New York's financial position, results or operations or liquidity.

To reduce the volatility of electric energy costs, the Company has firm contracts to purchase electric energy (including the output of the nuclear generating unit divested in 2001) and has entered into derivative transactions to hedge the costs of expected purchases which together cover a substantial portion of the electric energy expected to be sold to its customers in the summer of 2003. See Notes H and O to the financial statements. The Company also owns 630 MW of electric generating stations located in New York City, the electricity from which it sells through the NYISO's wholesale electricity market.

In December 2002, the Company issued a request for proposals seeking a contract to purchase, for no more than 10 years, 500 MW of electric capacity from a new facility located in New York City (or outside the City if there is dedicated new transmission).

The East River Repowering Project will add incremental electric capacity of approximately 200 MW based on a winter nominal rating or approximately 125 MW based on a summer nominal rating. The Company does not expect to add any other long-term electric generation resources. In a July 1998 order, the PSC indicated that it "agree(s) generally that the Company need not plan on constructing new generation as the competitive market develops," but considers "overly broad" and did not adopt its request for a declaration that, solely with respect to providing generating capacity, the Company will no longer be required to engage in long-range planning to meet potential demand and, in particular, that it will no longer have the obligation to construct new generating facilities, regardless of the market price of capacity. The Company monitors the adequacy of the electric capacity resources and related developments in its service area, and works with other parties on long-term resource adequacy issues within the framework of the NYISO.

REGULATORY MATTERS

Electric

In July 2002, FERC issued a Notice of Proposed Rulemaking (NOPR) to establish a Standard Market Design (SMD) for wholesale electricity markets across the country. The proposed SMD has many of the elements of the markets that have been established in the Northeast, and if adopted, could facilitate transactions among energy markets across the country. The SMD proposes that transmission owners would join Independent Transmission Providers, or ITPs, which would be independent of market participants, would have operational authority for all transmission assets under their control, and would perform certain functions related to day-ahead and real-time energy markets, determine resource adequacy requirements, financial congestion management, regional planning, market monitoring, and interregional coordination with neighboring ITPs. The Company's transmission facilities, other than those located underground, are currently controlled by the NYISO.

In September 1997, the PSC approved a restructuring agreement among Con Edison of New York, PSC staff and certain other parties (the 1997 Restructuring Agreement). Pursuant to the 1997 Restructuring Agreement, the Company reduced electric rates on an annual basis by $129 million in 1998, $80 million in 1999, $103 million in 2000 and $209 million in 2001, divested most of its electric generating capacity, and enabled all of its electric customers to choose to be served by competitive energy suppliers.

In November 2000, the PSC approved an October 2000 agreement (the 2000 Electric Rate Agreement) that, among other things, revised and extended the electric rate plan provisions of the 1997 Restructuring Agreement and addressed certain generation divestiture-related issues.

The electric rate plan provisions of the 2000 Electric Rate Agreement cover the five-year period ending March 2005. Pursuant to the Agreement, the Company reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000.

The 2000 Electric Rate Agreement continues the rate provisions pursuant to which the Company recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in Note A to the financial statements.

For additional information about the 1997 Restructuring Agreement and the 2000 Electric Rate Agreement, see "Rate and Restructuring Agreements" in Note A to the financial statements.

Gas

In April 2002, the PSC approved a Con Edison of New York gas rate agreement for the three-year period ending September 30, 2004. The rate agreement reduces retail sales and transportation rates by $25 million, on an annual basis.

In November 2000, the PSC approved an agreement between Con Edison of New York, PSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

For additional information, see "Rate and Restructuring" in Note A to the financial statements.

Steam

In December 2000, the PSC approved an agreement between Con Edison of New York, PSC staff and certain other parties with respect to the steam rate plan filed by the Company in November 1999. The agreement provides for a $16.6 million steam rate increase, which took effect October 2000 and, with limited exceptions, no further changes in steam rates prior to October 2004.

For additional information about the agreement, see "Rate and Restructuring" in Note A to the financial statements.

FINANCIAL MARKET RISKS

Con Edison of New York's primary financial market risks are interest rate risk, commodity price risk, credit risk and investment risk.

Interest Rate Risk

The interest rate risk relates primarily to variable rate debt and to new debt financing needed to fund capital requirements, including utility construction expenditures and maturing debt securities. Con Edison of New York manages interest rate risk through the issuance of mostly fixed-rate debt with varying maturities and through opportunistic refinancing of debt. The Company estimates that, as of December 31, 2002, a 10 percent variation in interest rates applicable to its variable rate debt of $615.3 million would result in a change in annual interest expense of $1.1 million.

In addition, the Company, from time to time, enters into derivative financial instruments to hedge interest rate risk on certain debt securities. See "Interest Rate Hedging" in Note O to the financial statements.

Commodity Price Risk

Con Edison of New York's commodity price risk relates primarily to the purchase and sale of electricity and gas that the Company delivers to its customers. The Company has risk management strategies to mitigate its related exposure and uses derivative instruments to hedge this price risk. See "Energy Price Hedging" in Note O to the financial statements. Also, see Item 2 of this report for a discussion of the Company's generating capacity.

In general, the rates the Company charges customers for electric, gas and steam service fluctuate with the cost of purchased power, gas purchased for resale and fuel used in the generation of steam and electricity, including gains or losses on certain derivative instruments and related transaction costs. See "Recoverable Energy Costs" in Note A to the financial statements.

The Company estimates that, as of December 31, 2002, a 10 percent change in market prices would result in a change in fair value of $5.7 million for the derivative instruments used by it to hedge purchases of electricity and gas. The Company expects that any such change in fair value would be largely offset by directionally opposite changes in the cost of the electricity and gas purchased.

Credit Risk

Con Edison of New York is exposed to credit risk related to over-the-counter transactions entered into primarily for the various energy supply and hedging activities. Credit risk is the loss that may result from a counterparty's nonperformance. The Company uses credit policies to manage its credit risk, including an established credit approval process, monitoring of counterparty limits, master netting agreements and credit mitigation measures such as margin, collateral, or prepayment arrangements.

Investment Risk

Con Edison of New York's investment risk relates to the investment of the assets in the Company's pension and other postretirement benefit plans. See "Critical Accounting Policies—Accounting for Pensions and Other Postretirement Benefits," above.

ENERGY TRADING ACTIVITIES

Con Edison of New York has not engaged to a material extent in trading activities that are accounted for at fair value. See "Financial Market Risks" above.

ENVIRONMENTAL MATTERS

For information concerning potential liabilities arising from laws and regulations protecting the environment, including the Superfund, and from claims relating to alleged exposure to asbestos, see Note F to the financial statements.

IMPACT OF INFLATION

Con Edison of New York is affected by the decline in the purchasing power of the dollar caused by inflation. Regulation permits the Company to recover through depreciation only the historical cost of its plant assets even though in an inflationary economy the cost to replace the assets upon their retirement will substantially exceed historical cost. The impact is, however, partially offset by the repayment of the Company's long-term debt in dollars of lesser value than the dollars originally borrowed.

RESULTS OF OPERATIONS

The Company's results of operations (which were discussed above under "Results of Operations—Summary") are discussed below for each of its business segments. The Company's principal business segments are its electric, gas and steam businesses. For additional information about its business segments, see Note L to the financial statements.

YEAR ENDED DECEMBER 31, 2002 COMPARED WITH YEAR ENDED DECEMBER 31, 2001

Electric

Con Edison of New York's electric operating revenues in 2002 decreased $575.2 million compared with 2001, reflecting primarily lower fuel and purchased power costs of $226.9 million (discussed below). The decrease also reflects the completion in March 2002 of amortizations of a previously deferred gain on the sale of divested plants and a previously deferred NYPA revenue increase ($43.3 million), a reserve established in 2002 for earnings in excess of a specified rate of return that are to be retained for customer benefit in accordance with the 2000 Electric Rate Agreement ($40.0 million), a reserve established in 2002 related to the sale of the Company's nuclear generating unit ($24.8 million), the amortization of the loss ($29.9 million) related to the sale of the Company's nuclear generating unit and rate reductions and other amortizations in accordance with the Company's rate agreements. The decrease in electric operating revenues was offset, in part, by an increase in electric sales revenues ($24.0 million) reflecting principally the hot summer weather. See "Recoverable Energy Costs" and "Rate and Restructuring Agreements" in Note A to the financial statements.

Electricity delivery volume in Con Edison of New York's service territory increased 1.6 percent in 2002 compared with 2001. The increase reflects the impact of the hot summer weather, offset in part, by the mild winter weather in the first quarter of 2002 and the soft economy. After adjusting for variations, principally weather and billing days in each period, electricity delivery volume in the service territory increased 0.5 percent in the 2002 period.

The Company's electric purchased power costs decreased $174.6 million in 2002 compared with 2001, due to a decrease in the price of purchased power and an increase in volumes of electricity purchased from other suppliers by participants in the retail access programs. This decrease was offset in part by the Company's increased purchased volumes resulting from the sale of the Company's nuclear generating unit in September 2001 and the hot summer weather in 2002. Fuel costs decreased $52.3 million as a result of decreased generation at Company-owned power plants. In general, the Company recovers prudently incurred fuel and purchased power costs pursuant to rate provisions approved by the PSC. See "Recoverable Energy Costs" in Note A to the financial statements.

The Company's electric operating income decreased $92.7 million in 2002 compared with 2001. The principal component of the decrease was lower net electric revenues (operating revenues less fuel and purchased power costs) of $348.3 million. The decrease in net electric revenues reflects the sale of the nuclear generation unit and the same factors (other than lower fuel and purchased power costs) as discussed above with respect to the decrease in electric operating income. The decrease in net electric revenues was offset in part by reduced other operations and maintenance expenses ($136.8 million) reflecting nuclear production expenses incurred in 2001 but not in 2002, and productivity improvements, lower depreciation and amortization expense ($31.5 million) and lower revenue taxes ($26.2 million). The decrease is also offset by lower operating income tax of $61.8 million.

Gas

Con Edison of New York's gas operating revenues decreased $223.4 million, resulting primarily from the lower cost of purchased gas ($194.2 million) in 2002 compared with 2001. The lower cost of purchased gas reflects primarily lower unit costs. The lower revenues also reflect reduced sales volumes, resulting primarily from the mild winter weather in the first quarter of 2002 and revenue reductions implemented in accordance with the gas rate agreement approved by the PSC in April 2002. Gas operating income decreased $7.9 million in 2002, reflecting a $29.2 million decrease in net revenues (operating revenues less gas purchased for resale), and increased property tax expense ($9.6 million), offset in part by reduced operations and maintenance expenses ($16.2 million), reduced revenue taxes ($10.3 million) and lower income taxes ($8.7 million).

Gas sales and transportation volumes for firm customers decreased 3.5 percent in the year ended December 31, 2002 compared with the year ended December 31, 2001. After adjusting for variations, principally weather and billing days in each period, firm gas sales and transportation volumes in the Company's service territory decreased 1.5 percent in the 2002 period.

The Company's gas sales and transportation volumes vary seasonally in response to weather and peak in the winter. A weather-normalization provision that applies to the Company's gas business moderates, but does not completely eliminate, the effect of weather-related changes on gas operating income.

Steam

Con Edison of New York's steam operating revenues decreased $99.7 million. The lower revenues reflect reduced sales volumes and lower fuel and purchased power costs primarily as a result of the loss of the World Trade Center as a customer, the mild winter weather in the first quarter of 2002 and the soft economy. The lower fuel and purchased power costs reflect primarily lower unit costs. Steam operating income increased $8.2 million for 2002 compared with 2001 due primarily to reduced operations and maintenance expenses of $9.3 million and lower income taxes of $10.5 million, offset in part by a decrease in net revenues (operating revenues less fuel and purchased power costs) of $11.1 million. See "Recoverable Energy Costs" in Note A to the financial statements.

Steam sales volume decreased 3.2 percent in the year ended December 31, 2002 compared with the year ended December 31, 2001, reflecting primarily the loss of the World Trade Center as a customer, the mild winter weather in the first quarter of 2002 and the soft economy. After adjusting for variations, principally weather and billing days in each period, steam sales volume decreased 1.4 percent.

Taxes Other Than Income Taxes

At $1.0 billion, taxes other than income taxes remain one of Con Edison of New York's largest operating expenses.

The principal components of, and variations in, operating taxes were:

	Increase/(Decrease)
	2002 Amount		2002 compared to 2001

	(Millions of Dollars)
Property taxes	$629.8		$9.4
State and local taxes related to revenue receipts	326.9		(37.6)
Payroll taxes	54.4		(1.7)
Other taxes	28.3		2.0

Total	$1,039.4	*	$(27.9)

*Including sales tax on customers' bills, total taxes other than income taxes billed to customers in 2002 were $1,351.0 million.

Effective in 2003, New York City increased the Company's annual property taxes by $96 million. Under the Company's rate agreements, the Company is deferring the property tax increase as a regulatory asset to be recovered from customers.

Other Income

Investment income decreased $4.1 million in 2002 compared to 2001, due principally to reduced interest income earned on short-term cash investments in the 2002 period as compared to the 2001 period. For the 2001 period, the Company had more cash on hand than the 2002 period, primarily as a result of the sale of its nuclear generating unit. Allowance for equity funds used during construction increased $8.2 million in 2002 compared to 2001 primarily reflecting the East River Repowering Project. Other income increased $41.7 million in 2002 compared to 2001 due primarily to $26.7 million of interest income on a federal income tax refund claim, a $10.2 million write-off in 2001 of an investment in the New York Discovery Fund, a $9.4 million increase in interest earned on regulatory assets (See "Application of Critical Accounting Policies—Accounting for Regulated Public Utilities—SFAS No. 71," above), offset in part by reduced income of $2.5 million from non-utility operations. Income tax expense decreased $4.4 million in 2002 compared to 2001 due primarily to the recognition of tax benefits relating to the September 2001 sale of the Company's nuclear generating unit.

Net Interest Charges

Net interest charges increased $6.6 million in the twelve months ended December 31, 2002 compared to the twelve months ended December 31, 2001. The increase reflects principally the interest expense associated with a net federal income tax deficiency related to a prior period audit ($19.1 million), partially offset by decreased interest expense on long-term debt of $14.9 million.

Income Tax

Federal income tax decreased $28.6 million in 2002 compared to 2001, reflecting lower income before tax and deductions related to removal costs and tax credits. In 2000, New York State implemented a tax law change that reduced or repealed certain revenue-based taxes and replaced them with the imposition of a net income-based tax. State income taxes decreased $56.8 million in 2002 compared to 2001, reflecting lower income before tax, lowering of the tax rate and prior period adjustments. The state income tax expense is offset against the savings from the eliminated or reduced revenue taxes. Any over- or under-

collection of these taxes is deferred for return to, or recovery from, customers. See Notes A and L to the financial statements.

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

Electric

Con Edison of New York's electric operating revenues in 2001 decreased $116.7 million from 2000. The decrease in 2001 reflects decreased purchased power costs (see "Recoverable Energy Costs" in Note A to the financial statements) and electric rate reductions of $374.5 million, offset by economic growth and the effects of the warmer than normal summer weather when compared to cooler than normal weather for the 2000 period.

Electricity sales volume in the Company's service territory increased 3.0 percent in 2001. The increase in sales volume reflects the warmer than normal summer weather and economic growth. The Company's electric sales vary seasonally in response to weather and peak in the summer. After adjusting for variations, principally weather and billing days, in each period, electricity sales volume in Con Edison of New York's service territory increased 2.4 percent in 2001.

The Company's electric operating income increased $90.5 million in 2001 compared with 2000. The increase in electric operating income was primarily comprised of an increase in net revenues (operating revenues less fuel and purchased power costs) of $63.6 million. The increase in net revenues reflects principally increased sales ($64.1 million), recognition of revenue related to previously deferred NYPA rate increases ($35.2 million), gain on the sale of divested generating plants ($37.5 million), increased revenues associated with system benefits charges ($32.8 million), recovery of incremental NUG cost ($31.0 million), reconciliation of state income tax and gross receipts tax ($110.8 million; see "Income Tax," below) and non-recurring charges in 2000 for replacement power costs ($130.0 million), offset by electric rate reductions of $374.5 million. Electric operating income also increased due to decreased other operations and maintenance expenses of $108.4 million (discussed below) and decreased depreciation expense of $73.6 million, offset in part by increased property taxes of $33.7 million, federal income tax of $40.1 million and state income tax of $98.8 million (see "Income Tax," below).

The $108.4 million decrease in other operations and maintenance expenses reflects principally lower expenses related to the Company's nuclear generating unit which was sold in September 2001 ($98.4 million), increased pension credits ($42.5 million) and decreased transmission expenses ($9.9 million), offset in part by higher distribution expenses for the relocation of Company facilities to avoid interference with municipal infrastructure projects ($13.4 million) and increased system benefits charges ($32.8 million).

Gas

Con Edison of New York's gas operating revenues increased $186.6 million in 2001 compared with 2000, reflecting increased cost of purchased gas, offset in part by a reduction in customers' bills of $20.0 million, reflecting a refund of previously deferred credits and other provisions of the gas rate agreement approved by the PSC in November 2000. Operating income in 2001 increased $1.6 million compared with 2000, reflecting an increase in net revenues (operating revenues less gas purchased for resale) of $11.2 million and increased pension credits of $8.2 million, offset in part by increased depreciation and amortization expense ($3.9 million), increased state income tax ($8.2 million; see "Income Tax" below), increased uncollectible account write-offs ($1.9 million) and higher distribution expenses for the relocation of Company facilities to avoid interference with municipal infrastructure projects ($3.0 million).

Gas sales and transportation volume to firm customers decreased 0.4 percent in 2001 compared with 2000.

The Company's gas sales and transportation volumes vary seasonally in response to weather and peak in the winter. The decrease in volume in 2001 compared with 2000 reflects the warmer 2001 winter compared with 2000. After adjusting for variations, principally weather and billing days, in each period, gas sales and transportation volume to firm customers increased 2.8 percent in 2001.

Steam

Con Edison of New York's steam operating revenues increased $51.6 million in 2001 compared with 2000, reflecting primarily increased purchased steam and fuel costs (see "Recoverable Energy Costs" in Note A to the financial statements). Steam operating income increased $2.3 million in 2001 compared with 2000, reflecting an October 2000 rate increase of $16.6 million.

Steam sales volume decreased 5.3 percent in 2001 and increased 0.8 percent in 2000. The decrease in 2001 reflects the mild 2001 winter weather compared with 2000. After adjusting for variations, principally weather and billing days, in each period, steam sales volume decreased 2.7 percent in 2001.

Taxes Other Than Income Taxes

The principal components of and variations in operating taxes were:

	Increase/(Decrease)
	2001 Amount		2001 compared to 2000

	(Millions of Dollars)
Property taxes	$620.4		$33.6
State and local taxes related to revenue receipts	364.5		(19.2)
Payroll taxes	56.2		1.1
Other taxes	26.3		3.5

Total	$1,067.4	*	$19.0

*Including sales tax on customers' bills, total taxes other than income taxes billed to customers in 2001 were $1,414.4 million.

Other Income

Other income increased $0.9 million in 2001 compared with 2000, due principally to deferred federal income tax credits realized, offset by a write-off in 2001 of an investment of $10.2 million in the New York City Discovery Fund.

Net Interest Charges

Net interest charges increased $16.0 million in 2001, compared with 2000, reflecting principally $28.4 million of increased interest expense for Con Edison of New York related to long-term borrowings, offset in part by a decrease of $8.4 million related to short-term borrowings and $7.0 million of interest accrued on the net after tax gain from generation divestiture prior to regulatory disposition of the gain in 2000. See Note I to the financial statements.

Income Tax

Federal income tax increased $19.7 million in 2001, reflecting the change in income before tax, deductions related to removal costs and tax credits. State income taxes increased $117.5 million in 2001 compared with 2000 as the result of the change in New York State tax law, offset by a corresponding increase in other operating revenues for taxes no longer applicable but still being recovered through rates. See Notes A and J to the financial statements.

PricewaterhouseCoopers LLP 1301 Avenue of the Americas New York NY 10019-6013 Telephone (646) 471 4000 Facsimile (813) 286 6000

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Trustees of Consolidated Edison Company of New York, Inc.:

In our opinion, the accompanying consolidated balance sheets and statements of capitalization and the related consolidated statements of income, of retained earnings, of comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Consolidated Edison Company of New York, Inc. and its subsidiaries at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

February 20, 2003

Consolidated Edison Company of New York, Inc.

CONSOLIDATED BALANCE SHEET

	As at
	December 31, 2002	December 31, 2001

	(Thousands of Dollars)
ASSETS
CON EDISON OF NEW YORK PLANT, AT ORIGINAL COST (Note A)
Electric	$10,834,071	$10,441,779
Gas	2,229,894	2,113,664
Steam	767,831	758,600
General	1,316,898	1,241,746

Total	15,148,694	14,555,789
Less: Accumulated depreciation	4,264,144	4,083,760

Net	10,884,550	10,472,029
Construction work in progress	965,629	626,835

NET UTILITY PLANT	11,850,179	11,098,864

NON-UTILITY PLANT (Note A)
Non-utility property	34,775	29,408

NET PLANT	11,884,954	11,128,272

CURRENT ASSETS
Cash and temporary cash investments (Note A)	88,081	264,776
Funds held for the redemption of long-term debt	275,121	-
Accounts receivable - customers, less allowance for uncollectible
accounts of $29,200 and $29,400 in 2002 and 2001, respectively	602,376	527,635
Other receivables	83,795	63,885
Accounts receivable - from affiliated companies	24,964	27,929
Fuel, at average cost	18,076	16,719
Gas in storage, at average cost	63,065	85,534
Materials and supplies, at average cost	83,368	82,301
Prepayments	55,673	58,628
Other current assets	54,056	33,247

TOTAL CURRENT ASSETS	1,348,575	1,160,654

INVESTMENTS (Note A)	3,449	4,950
DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
Accrued pension credits (Note D)	1,024,244	697,807
Regulatory assets
Future federal income tax (Notes A and J)	627,891	624,625
Sale of nuclear generating unit (Note I)	127,231	174,804
Recoverable energy costs (Note A)	223,507	121,748
Real estate sale costs - First Avenue properties	134,353	105,407
Workers' compensation (Note F)	54,266	60,466
Divestiture - capacity replacement reconciliation (Note I)	28,850	58,850
Deferred unbilled gas revenue	43,594	43,594
Deferred environmental remediation costs (Note F)	52,340	22,085
Deferred retirement program costs	37,644	42,197
Deferred revenue taxes	72,270	34,404
World Trade Center restoration costs (Note P)	62,856	32,933
Deferred asbestos-related costs (Note F)	37,700	4,000
Other	89,915	52,532

TOTAL REGULATORY ASSETS	1,592,417	1,377,645

Other deferred charges and noncurrent assets	164,380	149,490

TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS	2,781,041	2,224,942

TOTAL ASSETS	$16,018,019	$14,518,818

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED BALANCE SHEET

	As at
	December 31, 2002	December 31, 2001

	(Thousands of Dollars)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (see Statement of Capitalization and Note B)
Common shareholders' equity	4,890,486	4,665,805
Preferred stock (Note B)	212,563	212,563
Long-term debt	5,394,021	5,011,752

TOTAL CAPITALIZATION	10,497,070	9,890,120

NONCURRENT LIABILITIES
Obligations under capital leases (Note N)	38,487	41,088
Accumulated provision for injuries and damages (Note F)	188,097	163,632
Retiree benefit reserve	107,627	101,759
Superfund and other environmental costs (Note F)	107,521	93,837
Other noncurrent liabilities	9,305	12,187

TOTAL NONCURRENT LIABILITIES	451,037	412,503

CURRENT LIABILITIES
Long-term debt due within one year	425,000	300,000
Preferred stock to be redeemed in one year	-	37,050
Accounts payable	743,175	591,135
Accounts payable to affiliated companies	19,391	7,000
Customer deposits	208,718	204,873
Accrued taxes	92,664	141,260
Accrued interest	79,946	73,311
System benefit charge	26,980	30,024
Independent power producer buyout	32,700	33,750
Accrued wages	76,248	71,177
Other current liabilities	129,824	112,498

TOTAL CURRENT LIABILITIES	1,834,646	1,602,078

DEFERRED CREDITS AND REGULATORY LIABILITIES
Accumulated deferred federal income tax (Note J)	2,322,338	2,022,639
Accumulated deferred investment tax credits (Note A)	105,809	111,925
Regulatory liabilities
NYISO reconciliation (Note A)	106,908	92,504
World Trade Center casualty loss (Note P)	78,787	81,483
Gain on divestiture (Note I)	37,877	52,784
Deposit from sale of First Avenue properties	50,000	50,000
Accrued electric rate reduction (Note A)	38,018	38,018
DC service incentive	35,293	28,455
Transmission congestion contracts	124,809	4,896
Gas rate plan - World Trade Center recovery	36,319	-
Electric excess earnings	40,000	-
Other	259,108	131,413

TOTAL REGULATORY LIABILITIES	807,119	479,553

TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES	3,235,266	2,614,117

TOTAL CAPITALIZATION AND LIABILITIES	$16,018,019	$14,518,818

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company Of New York, Inc.

CONSOLIDATED INCOME STATEMENT

	For the Years Ended December 31,
	2002	2001	2000

	(Thousands of Dollars)
OPERATING REVENUES (Note A)
Electric	$5,775,200	$6,350,360	$6,467,074
Gas	1,044,717	1,268,095	1,081,534
Steam	404,044	503,736	452,135

TOTAL OPERATING REVENUES	7,223,961	8,122,191	8,000,743

OPERATING EXPENSES
Purchased power	2,622,273	2,818,936	2,988,096
Fuel	231,807	350,619	322,064
Gas purchased for resale	471,807	665,964	490,565
Other operations	751,664	868,092	947,545
Maintenance	360,639	404,158	430,870
Depreciation and amortization (Note A)	437,896	465,164	535,179
Taxes, other than income taxes (Note A)	1,039,427	1,067,370	1,048,509
Income taxes (Notes A and J)	354,365	435,364	285,847

TOTAL OPERATING EXPENSES	6,269,878	7,075,667	7,048,675

OPERATING INCOME	954,083	1,046,524	952,068

OTHER INCOME (DEDUCTIONS)
Investment income (Note A)	165	4,230	2,294
Allowance for equity funds used during construction (Note A)	9,531	1,294	1,086
Other income	42,154	417	17,669
Other income deductions	(8,918)	(12,453)	(16,223)
Income taxes (Notes A and J)	12,607	8,196	(4,079)

TOTAL OTHER INCOME (DEDUCTIONS)	55,539	1,684	747

INCOME BEFORE INTEREST CHARGES	1,009,622	1,048,208	952,815

Interest on long-term debt	344,849	359,787	331,426
Other interest	51,358	32,323	43,224
Allowance for borrowed funds used during construction (Note A)	(4,425)	(6,963)	(5,550)

NET INTEREST CHARGES	391,782	385,147	369,100

INCOME BEFORE PREFERRED STOCK DIVIDEND	617,840	663,061	583,715

PREFERRED STOCK DIVIDEND REQUIREMENTS	12,458	13,593	13,593

NET INCOME FOR COMMON STOCK	$605,382	$649,468	$570,122

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

	For the Years Ended December 31,
	2002	2001	2000

	(Thousands of Dollars)
BALANCE, JANUARY 1	$4,185,575	$3,995,825	$3,887,993
INCOME BEFORE PREFERRED STOCK DIVIDEND	617,840	663,061	583,715

TOTAL	4,803,415	4,658,886	4,471,708

DIVIDENDS DECLARED ON CAPITAL STOCK
Cumulative preferred, at required annual rates	12,458	13,593	13,593
Common	379,856	459,718	462,290

TOTAL DIVIDENDS DECLARED	392,314	473,311	475,883

BALANCE, DECEMBER 31	$4,411,101	$4,185,575	$3,995,825

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2002	2001	2000

	(Thousands of Dollars)
NET INCOME FOR COMMON STOCK	$605,382	$649,468	$570,122
OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAXES
Minimum pension liability adjustments, net of ($2,550), ($1,402) and ($363) taxes in 2002, 2001 and 2000, respectively	(3,688)	(1,844)	(673)
Unrealized gains/(losses) on derivatives qualified as hedges, net of $2,348 and ($3,559) taxes in 2002 and 2001, respectively	3,364	(4,938)	-
Less: Reclassification adjustment for gains/(losses) included in net income, net of $501 and ($2,087) taxes in 2002 and 2001, respectively	718	(2,983)	-

TOTAL OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAXES	(1,042)	(3,799)	(673)

COMPREHENSIVE INCOME	$604,340	$645,669	$569,449

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2002	2001	2000

	(Thousands of Dollars)
OPERATING ACTIVITIES
Income before preferred stock dividend	$617,840	$663,061	$583,715
PRINCIPAL NON-CASH CHARGES (CREDITS) TO INCOME
Depreciation and amortization	437,896	465,164	535,179
Deferred income tax (excluding taxes resulting from divestiture of plant)	259,570	(50,078)	158,743
Common equity component of allowance for funds used during construction	(9,531)	(1,294)	(1,086)
Accrued pension credits (net of capitalized amounts)	(262,273)	(259,107)	(201,666)
Other non-cash charges	51,305	122,217	195,109
CHANGES IN ASSETS AND LIABILITIES
Accounts receivable - customers, less allowance for uncollectibles	(74,530)	216,248	(201,905)
Materials and supplies, including fuel and gas in storage	20,045	(15,929)	(8,722)
Prepayments, other receivables and other current assets	(35,010)	132,651	(147,628)
Recoverable energy costs	(101,759)	152,540	(195,638)
Accounts payable	152,040	(280,007)	374,245
Retiree benefit reserve	5,868	(3,365)	28,317
Accrued taxes	(48,596)	91,751	26,237
Accrued interest	6,635	(4,919)	26,649
Deferred charges and regulatory assets	(100,985)	754	(44,145)
Deferred credits and regulatory liabilities	195,433	37,909	(73,730)
Transmission congestion contracts	119,913	4,896	-
Other assets	13,732	(16,723)	4,514
Other liabilities	68,070	49,842	10,896

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,315,663	1,305,611	1,069,084

INVESTING ACTIVITIES
Construction expenditures	(1,164,263)	(1,044,660)	(951,328)
Cost of removal less salvage	(122,130)	(99,106)	(130,590)
Common equity component of allowance for funds used during construction	9,531	1,294	1,086
Nuclear fuel expenditures	-	(6,111)	(27,357)
Contributions to nuclear decommissioning trust	-	(89,185)	(21,301)
Divestiture of utility plant (net of federal income tax)	-	671,473	-
Demolition and remediation costs for First Avenue properties	(2,161)	(2,398)	(101,935)
Deposit received from sale of First Avenue properties	-	-	50,000

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(1,279,023)	(568,693)	(1,181,425)

FINANCING ACTIVITIES
Repurchase of common stock	-	-	(29,454)
Net repayments of short-term debt	-	(139,969)	(355,402)
Issuance of long-term debt	800,000	722,600	975,000
Retirement of long-term debt	(300,000)	(300,000)	(275,000)
Redemption of preferred stock	(37,050)	-	-
Advance refunding of long-term debt	(275,121)	(328,150)	-
Issuance and refunding costs	(7,588)	(23,218)	(5,468)
Common stock dividends	(380,652)	(459,954)	(462,728)
Preferred stock dividends	(12,924)	(13,724)	(13,367)

NET CASH FLOWS USED IN FINANCING ACTIVITIES	(213,335)	(542,415)	(166,419)

CASH AND TEMPORARY CASH INVESTMENTS:

NET CHANGE FOR THE PERIOD	(176,695)	194,503	(278,760)

BALANCE AT BEGINNING OF PERIOD	264,776	70,273	349,033

BALANCE AT END OF PERIOD	$88,081	$264,776	$70,273

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$336,593	$360,219	$313,056
Income taxes	219,420	220,752	141,823

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF CAPITALIZATION

	Shares outstanding
	December 31, 2002	December 31, 2001	Years Ended December 31,
			2002	2001

			(Thousands of Dollars)
COMMON SHAREHOLDER'S EQUITY (NOTE B)
Common stock, $2.50 par value, authorized 340,000,000 shares	235,488,094	235,488,094	$1,482,341	$1,482,341
Retained earnings			4,411,101	4,185,575
ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)
Minimum pension liability adjustments, net of ($4,315) and ($1,765) taxes in 2002 and 2001, respectively			(6,205)	(2,517)
Unrealized gains/(losses) on derivatives qualified as hedges, net of ($1,211) and ($3,559) taxes in 2002 and 2001, respectively			(1,574)	(4,938)
Less: Reclassification adjustments for gains/(losses) included in net income, net of ($1,586) and ($2,087) taxes in 2002 and 2001, respectively			(2,265)	(2,983)

TOTAL ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAXES			(5,514)	(4,472)

REPURCHASED CONSOLIDATED EDISON, INC. COMMON STOCK			(962,092)	(962,092)
Capital stock expense			(35,350)	(35,547)

TOTAL COMMON SHAREHOLDER'S EQUITY			4,890,486	4,665,805

PREFERRED STOCK (NOTE B)
Subject to mandatory redemption Cumulative Preferred, $100 par value, 6 1/8% Series J	-	370,500	-	37,050

TOTAL SUBJECT TO MANDATORY REDEMPTION			-	37,050

OTHER PREFERRED STOCK
$5 Cumulative Preferred, without par value, authorized 1,915,319 shares	1,915,319	1,915,319	175,000	175,000
Cumulative Preferred, $100 par value, authorized 6,000,000 shares*
4.65% Series C	153,296	153,296	15,330	15,330
4.65% Series D	222,330	222,330	22,233	22,233

TOTAL OTHER PREFERRED STOCK			212,563	212,563

TOTAL			212,563	249,613
Less: Preferred stock due within one year			-	37,050

TOTAL PREFERRED STOCK			$212,563	$212,563

*
Represents total authorized shares of cumulative preferred stock, $100 par value, including preferred stock subject to mandatory redemption.

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF CAPITALIZATION

Long-term debt (Note B)			At December 31,
	Interest Rate
Maturity		Series	2002	2001

			(Thousands of Dollars)
DEBENTURES:
2002	6 5/8	1993C	-	150,000
2002	2.06*	1997A	-	150,000
2003	6 3/8	1993D	150,000	150,000
2004	7 5/8	1992B	150,000	150,000
2005	6 5/8	1995A	100,000	100,000
2005	6 5/8	2000C	350,000	350,000
2007	6.45	1997B	330,000	330,000
2008	6 1/4	1998A	180,000	180,000
2008	6.15	1998C	100,000	100,000
2009	7.15	1999B	200,000	200,000
2010	8 1/8	2000A	325,000	325,000
2010	7 1/2	2000B	300,000	300,000
2012	5 5/8	2002A	300,000	-
2013	4 7/8	2002B	500,000	-
2023	7 1/2	1993G	380,000	380,000
2026	7 3/4	1996A	100,000	100,000
2028	7.1	1998B	105,000	105,000
2028	6.9	1998D	75,000	75,000
2029	7 1/8	1994A	150,000	150,000
2039	7.35	1999A	275,000	275,000
2041	7 1/2	2001A	400,000	400,000

TOTAL DEBENTURES			4,470,000	3,970,000

TAX-EXEMPT DEBT - NOTES ISSUED TO NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY FOR FACILITIES REVENUE BONDS:
2020	5 1/4	1993B	127,715	127,715
2020	6.10	1995A	128,285	128,285
2022	5 3/8	1993C	19,760	19,760
2028	6.00	1993A	101,000	101,000
2029	7 1/8	1994A	100,000	100,000
2034	1.35**	1999A	292,700	292,700
2036	4.70	2001A***	232,302	224,600
2036	1.37**	2001B	98,000	98,000

TOTAL TAX-EXEMPT DEBT			1,099,762	1,092,060

SUBORDINATED DEFERRABLE INTEREST DEBENTURES:
2031	7 3/4	1996A	275,000	275,000

UNAMORTIZED DEBT DISCOUNT			(25,741)	(25,308)

TOTAL			5,819,021	5,311,752
LESS: LONG-TERM DEBT DUE WITHIN ONE YEAR			425,000	300,000

TOTAL LONG-TERM DEBT			5,394,021	5,011,752

TOTAL CAPITALIZATION			$10,497,070	$9,890,120

*
2.06% rate shown for the period March 15, 2002 - June 14, 2002.

**
Rates reset weekly or by auction held every 35 days; December 31, 2002 rate shown.

***
See Note O

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—
CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

These notes form an integral part of the accompanying consolidated financial statements of Consolidated Edison Company of New York, Inc. (Con Edison of New York or the Company) and its subsidiaries.

Con Edison

Consolidated Edison, Inc. (Con Edison) is the parent holding company for Con Edison of New York. Con Edison owns all the issued and outstanding shares of common stock, $2.50 par value, of Con Edison of New York.

Con Edison of New York, a regulated utility, provides electric service to over 3.1 million customers and gas service to approximately 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Note A - Summary of Significant Accounting Policies

Principles of Consolidation

The Company's consolidated financial statements include the accounts of Con Edison of New York and its consolidated subsidiaries.

Accounting Policies

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America. For regulated public utilities, like Con Edison of New York, accounting principles generally accepted in the United States of America include the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, the accounting requirements of the Federal Energy Regulatory Commission (FERC) and the New York State Public Service Commission (PSC).

SFAS No. 71 specifies the economic effects that result from the cause and effect relationship of costs and revenues in the rate-regulated environment and how these effects are to be accounted for by a regulated enterprise. Revenues intended to cover some costs may be recorded either before or after the costs are incurred. If regulation provides assurance that incurred costs will be recovered in the future, these costs would be recorded as deferred charges or "regulatory assets" under SFAS No. 71. If revenues are recorded for costs that are expected to be incurred in the future, these revenues would be recorded as deferred credits or "regulatory liabilities" under SFAS No. 71.

The Company's principal regulatory assets and liabilities are detailed on the consolidated balance sheet. The Company is receiving or being credited with a return on all of its regulatory assets for which a cash outflow has been made, and is paying or being charged with a return on all of its regulatory liabilities for which a cash inflow has been received. Regulatory assets and liabilities will be recovered from customers, or applied for customer benefit, in accordance with rate provisions approved by the PSC.

The standards in SFAS No. 101, "Regulated Enterprises—Accounting for the Discontinuation of Application of FASB Statement No. 71," have been applied to the Company's electric supply business, including electric generating assets (see Note I) and non-utility generator (NUG) contracts (see Note H) and related regulatory assets and liabilities, following the 1997 Restructuring Agreement (defined below). The application of SFAS No. 101 to the electric supply business had no material effect on the financial position, results of operations or liquidity of the Company.

Other significant accounting policies of the Company are referenced in Note D (Pension Benefits), Note E (Other Postretirement Benefits), Note N (Leases) and Note O (Derivative Instruments and Hedging Activities) to the financial statements.

Rate and Restructuring Agreements

Electric

In September 1997, the PSC approved a restructuring agreement between Con Edison of New York, the PSC staff and certain other parties (the 1997 Restructuring Agreement). The 1997 Restructuring Agreement provided for a transition to a competitive electric market through the development of a retail access plan, a rate plan for the period ended March 31, 2002, a reasonable opportunity for recovery of "strandable costs" and the divestiture of electric generation capacity by the Company.

At December 31, 2002, approximately 163,000 Con Edison of New York customers representing approximately 25 percent of aggregate customer load were purchasing electricity from other suppliers under the electric retail access program (which is available to all of the Company's electric customers). The Company delivers electricity to customers in this program through its regulated transmission and distribution systems. In general, the Company's delivery rates for retail access customers are equal to the full-service rates applicable to other comparable Con Edison of New York customers, less an amount reflecting costs otherwise associated with supplying customers with energy and capacity.

Pursuant to the 1997 Restructuring Agreement, the Company reduced electric rates, on an annual basis, by $129 million in 1998, $80 million in April 1999, $103 million in April 2000 and $209 million in April 2001. The effect of the April 2001 decrease for the rate year ended March 31, 2002 was partially offset by recognition in income of $36 million relating to rates for distributing electricity to customers of the New York Power Authority (NYPA) and $50 million (after tax) of deferred generation divestiture gain. Rates were also reduced, on an annual basis, effective September 2001 by $313 million to reflect the divestiture of the nuclear generating facility and the Roseton generating plant, which resulted in a reduction in operating and other expenses. See Note I.

Pursuant to the 1997 Restructuring Agreement, as amended by a July 1998 PSC order, the Company sold approximately 7,790 MW of the approximately 8,300 MW of generating capacity that it owned at the time the 1997 Restructuring Agreement was executed. See Note I.

In November 2000, the PSC approved an agreement (the 2000 Electric Rate Agreement) that revises and extends the rate plan provisions of the 1997 Restructuring Agreement. Pursuant to the 2000 Electric Rate Agreement, the Company reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000.

In general, under the 2000 Electric Rate Agreement, the Company's base electric transmission and distribution rates will not otherwise be changed during the five-year period ending March 2005 except (i) with respect to certain changes in costs above anticipated annual levels resulting from legal or regulatory requirements, inflation in excess of a 4 percent annual rate, property tax changes and environmental cost increases or (ii) if the PSC determines that circumstances have occurred that either threaten the Company's economic viability or ability to provide, safe and adequate service, or render the Company's rate of return unreasonable for the provision of safe and adequate service.

Under the 2000 Electric Rate Agreement, as approved by the PSC and as modified in December 2001, 35 percent of any earnings in each of the rate years ending March 2002 through 2005 above a specified rate of return on electric common equity will be retained for shareholders and the balance will be applied for customer benefit as determined by the PSC. As of December 31, 2002, the Company established an electric shared earnings reserve of $40 million for the rate year ending March 2003. There was no sharing of earnings for the rate years ended March 2002 and 2001. The earnings threshold for rate years ending March 2003 through March 2005 of 11.75 percent can be increased up to 50 basis points. The threshold will increase by 25 basis points if certain demand reductions and supply increases exceed targeted projections and by an additional 25 basis points if certain customer service and reliability objectives are achieved. The Company could be required to pay up to $40 million annually in penalties if certain threshold service and reliability objectives are not achieved.

Con Edison of New York's potential electric strandable costs are utility investments and commitments that may not be recoverable in a competitive electric supply market. The Company is recovering these costs in the rates it charges all of its electric customers. The 2000 Electric Rate Agreement continues the stranded cost recovery provisions of the 1997 Restructuring Agreement, stating that the Company "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments, under the parameters and during the time periods set forth therein."

The 2000 Electric Rate Agreement also continues the rate provisions pursuant to which the Company recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" below.

Gas

In November 2000, the PSC approved an agreement between Con Edison of New York, the PSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

Under the 2000 agreement, the rate of return on gas common equity above which the Company shared with customers, 50 percent of earnings was increased from 13 percent to 14 percent. In addition, customer bills were reduced by $20 million during the January through March 2001 period.

At December 31, 2001, the Company reserved $11.5 million for customers' share of gas earnings in excess of the 14 percent threshold for the rate year ended September 2001. No additional amounts were reserved for the rate year ended September 2002.

In April 2002, the PSC approved a Con Edison of New York gas rate agreement for the three-year period ending September 30, 2004. The rate agreement reduces gas rates, on an annualized basis, by $25 million.

During the term of the 2002 agreement, the Company retains 100 percent of the rate year return on equity up to 11.5 percent. If the return on equity is between 11.5 percent and 12.0 percent then 100 percent of the incremental return over 11.5 percent will be set aside for customer benefit. If the return on equity is above 12.0 percent, then 50 percent of the incremental return over 12.0 percent will be retained by shareholders, and the remaining 50 percent will be shared with customers.

The 2002 agreement also continued the retail access credit for firm transportation customers and other programs designed to increase customer and marketer participation in the gas retail access program, the net costs of which are deferred for future recovery from customers.

Under the 2002 agreement, in May 2002, the Company established a $36.4 million reserve, funded by previously deferred customer credits, to recover unreimbursed costs directly related to the World Trade Center attack.

Steam

In December 2000, the PSC authorized implementation of an agreement between Con Edison of New York, the PSC staff and certain other parties, that provided for a $16.6 million steam rate increase in October 2000 and, with limited exceptions, no further changes in steam rates prior to October 2004. The Company is required to share with customers 50 percent of any earnings for any rate year covered by the agreement above of a specified rate of return on steam common equity (11.0 percent for the first rate year, the 12-month period ended September 2001; 10.5 percent thereafter if the repowering of the Company's East River steam-electric generating plant is not completed). The net revenue effect associated with sales increases related to colder than normal winter weather (November through April) will be excluded from any earnings measurement. Earnings on steam common equity did not exceed the specific rates of return for the rate years ended September 30, 2001 and 2002.

Under the steam rate agreement, upon completion of the project to add incremental generating capacity at the Company's East River steam-electric generating plant, the net benefits of the project (including the net after-tax gain from the sale of a nine-acre development site in mid-town Manhattan along the East River) allocable to steam operations will inure to the benefit of steam customers.

The agreement continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased steam and fuel costs and requires the Company to develop a strategy for hedging price variations for a portion of the steam produced each year.

Plant and Depreciation

Con Edison of New York Plant

Con Edison of New York plant is stated at original cost. The capitalized cost of additions to utility plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction (AFDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired. The cost of repairs and maintenance is charged to expense and the cost of betterments is capitalized.

Rates used for AFDC include the cost of borrowed funds and a reasonable rate on the Company's own funds when so used, determined in accordance with PSC and FERC regulations. The AFDC rate was 6.8 percent in 2002, 6.8 percent in 2001 and 7.2 percent in 2000. The rate is compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges, while the amounts applicable to the regulated utilities' own funds were credited to other income (deductions).

The Company generally computes annual charges for depreciation using the straight-line method for financial statement purposes, with rates based on appropriate average service lives and net salvage factors. The Company's depreciation rates averaged 3.0 percent in 2002, 3.1 percent in 2001 and 3.7 percent in 2000. The estimated lives for utility plant range from 30 to 80 years for electric, 15 to 75 years for gas, 30 to 75 years for steam and 8 to 50 years for general plant.

Non-utility Plant

Non-utility plant is stated at original cost and consists primarily of land and telecommunication facilities that are not currently utilized within utility operations.

Revenues

Con Edison of New York recognizes revenues for electric, gas and steam service on a monthly billing cycle basis. In accordance with regulatory agreements, the Company does not accrue unbilled revenues.

Recoverable Energy Costs

Con Edison of New York generally recovers all of its prudently incurred fuel, purchased power and gas costs, including hedging gains and losses, in accordance with PSC-approved rate provisions, which also include a $25 million annual incentive or penalty relating to electric costs (see "Energy Price Hedging" in Note O). If the actual energy costs for a given month are more or less than the amounts billed to customers for that month, the difference is recoverable from or refundable to customers. Differences between actual and billed energy costs are generally deferred for charge or refund to customers during the next billing cycle (normally within one or two months). The Company defers all net interruptible gas revenues, not authorized by the PSC to be retained by the Company, for refund to firm gas sales and transportation customers.

The difference between amounts for purchased power initially billed to the Company by the New York Independent System Operator (NYISO) and amounts subsequently determined by the NYISO to have actually been supplied by the NYISO is refunded by the NYISO to the Company, or paid to the NYISO by the Company. The reconciliation payments or receipts are recoverable from or refundable to the

Company's customers. At December 31, 2002, $106.9 million of refunds received from the NYISO were deferred as a regulatory liability.

Temporary Cash Investments

Temporary cash investments are short-term, highly liquid investments that generally have maturities of three months or less. They are stated at cost, which approximates market. The Company considers temporary cash investments to be cash equivalents.

Investments

Investments are recorded on the equity method.

Federal Income Tax

In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company has recorded an accumulated deferred federal income tax liability for temporary differences between the book and tax basis of assets and liabilities at current tax rates. In accordance with rate agreements, the Company has recovered amounts from customers for a portion of the tax liability it will pay in the future as a result of the reversal or "turn-around" of these temporary differences. As to the remaining tax liability, in accordance with SFAS No. 71, regulatory assets have been established for the net revenue requirements to be recovered from customers for the related future tax expense (see Note J). In 1993, the PSC issued a Policy Statement approving accounting procedures consistent with SFAS No. 109 and providing assurances that these future increases in taxes will be recoverable in rates.

Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction in future federal income tax expense.

Con Edison of New York files a federal income tax return on a consolidated basis with Con Edison and its other subsidiaries. The consolidated income tax liability is allocated to each member of the consolidated group using the separate return method. Each member pays tax or receives a benefit based on its own taxable income or loss in accordance with tax sharing agreements between the members of the consolidated group.

State Income Tax

The New York State tax laws applicable to utility companies were changed effective January 1, 2000. Certain revenue-based taxes were repealed or reduced and replaced by a net income-based tax. In June 2001, the PSC issued its final Order relating to the tax law changes. It authorized each utility to use deferral accounting to record the difference between taxes being collected and the tax expense resulting from the tax law changes, until those changes are incorporated in base rates.

Con Edison of New York files a combined New York State Corporation Business Franchise Tax Return on a consolidated basis with Con Edison and its other subsidiaries. Similar to a federal consolidated income tax return, the income of all entities in the combined group is subject to New York State taxation, after adjustments for differences between federal and New York law and apportionment of income among the states in which the company does business. Each member of the group pays or receives a benefit based on its own New York State taxable income or loss.

Taxes Other Than Income Taxes

The PSC requires the Company to record gross receipts tax revenues and expenses on a gross income statement presentation basis (i.e., included in both revenue and expense). The recovery of these taxes is part of the PSC approved revenue requirement within each of the respective rate agreements.

Research and Development Costs

Research and development costs relating to specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 2002, 2001 and 2000 amounting to $11.0 million, $13.8 million and $14.0 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

Stock-Based Compensation

Con Edison of New York applies the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. See Note K. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

	For the Years Ended December 31,
	2002	2001	2000

	(Millions of Dollars)
Net income, as reported	$605	$649	$570
Add: Stock-based compensation expense included in reported net income, net of related tax effects	6	3	1
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(12)	(6)	(5)

Pro forma net income	$599	$646	$566

These pro forma amounts may not be representative of future disclosures due to changes in future market conditions and additional grants in future years.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B - Capitalization

Common Stock

At December 31, 2002 and 2001, Con Edison owned all of the issued and outstanding shares of common stock ($2.50 par value) of Con Edison of New York. Con Edison of New York owns $962.1 million of

Con Edison stock, which it purchased in 1998 and 1999 in connection with Con Edison's stock repurchase plan.

Preferred Stock

Con Edison of New York has outstanding 1,915,319 shares of its $5 Cumulative Preferred Stock (the "$5 Preferred") and 375,626 shares of its Cumulative Preferred Stock ($100 par value) at December 31, 2002 and 2001.

Dividends on the $5 Preferred stock are $5 per share per annum, payable quarterly, and dividends on the Cumulative Preferred Stock are $4.65 per share per annum, payable quarterly. The preferred dividends must be declared by Con Edison of New York's Board of Trustees to become payable. See "Dividends" below.

With respect to any corporate action to be taken by a vote of the shareholders of Con Edison of New York, Con Edison of New York has outstanding, 235,488,094 shares of its common stock, and the holders of the $5 Preferred are each entitled to one vote for each share held. Except as otherwise required by law, holders of the Cumulative Preferred Stock have no right to vote; provided, however, that, if the $5 Preferred is no longer outstanding, the holders of the Cumulative Preferred Stock are entitled to one vote for each share with respect to any corporate action to be taken by a vote of the shareholders of Con Edison of New York. In addition, if dividends are in arrears for certain periods the holders are entitled to certain rights with respect to the election of Con Edison of New York's Trustees. Without the consent of the holders of the Cumulative Preferred Stock, the Company may not create or authorize any kind of stock ranking prior to the Cumulative Preferred Stock or, if such actions would affect the holders of the Cumulative Preferred Stock adversely, be a party to any consolidation or merger, create or amend the terms of the Cumulative Preferred Stock or reclassify the Cumulative Preferred Stock. The Company may redeem the $5 Preferred at a redemption price of $105 per share and the Cumulative Preferred Stock at a redemption price of $101 per share (in each case, plus accrued and unpaid dividends). In the event of the dissolution, liquidation or winding up of the affairs of Con Edison of New York, before any distribution of capital assets could be made to the holders of the Company's common stock, the holders of the $5 Preferred and the Cumulative Preferred Stock would each be entitled to receive $100 per share, in the case of an involuntary liquidation, or an amount equal to the redemption price per share, in the case of a voluntary liquidation, in each case together with all accrued and unpaid dividends.

Dividends

In accordance with PSC requirements, the dividends that Con Edison of New York may pay are limited to not more than 100 percent of its income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction also does not apply to dividends paid in order to transfer to Con Edison proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison of New York's equity ratio to a level appropriate to its business risk.

In addition, no dividends may be paid, or funds set apart for payment, on Con Edison of New York's common stock until all dividends accrued on the $5 Preferred Stock and Cumulative Preferred Stock have been paid, or declared and set apart for payment.

Long-Term Debt

Long-term debt maturing in the period 2003-2007 is as follows:

	(Millions of Dollars)

2003	$425	*
2004	150
2005	450
2006	-
2007	330

  *
  Includes redemption in advance of maturity of $275 million of the Company's Subordinated Deferrable Interest Debentures Series 1996A in January 2003.

Long-term debt is principally stated at cost, which, as of December 31, 2002, approximates fair value (estimated based on current rates for debt of the same remaining maturities), except for $224.6 million of the Company's tax-exempt financing. See "Interest Rate Hedging" in Note O.

Significant Debt Covenants

There are no significant debt covenants, other than obligations to pay principal and interest when due and covenants not to consolidate with or merge into any other corporation unless certain conditions are met, and no cross default provisions, under the financing arrangements for the debentures of the Company. The tax-exempt financing arrangements of the Company are subject to these covenants and the covenants discussed below.

The tax-exempt financing arrangements involved the issuance of uncollateralized promissory notes of the Company to the New York State Energy Research and Development Authority (NYSERDA) in exchange for the net proceeds of a like amount of tax-exempt bonds with substantially the same terms sold to the public by NYSERDA.

The tax-exempt financing arrangements include covenants with respect to the tax-exempt status of the financing, including covenants with respect to the use of the facilities financed. The failure to comply with these covenants would, except as otherwise provided, constitute an event of default with respect to the debt to which such provisions applied. Certain series of Con Edison of New York's tax-exempt financing (Series 1993A, B and C, Series 1994A and Series 1995A), aggregating $476.8 million, each contain as events of default a default in the payment of the other series and events of default under the Company's mortgage trust indenture (which has been satisfied and discharged). The arrangements for the other series of Con Edison of New York's tax-exempt financing (Series 1999A, 2001A and 2001B), aggregating $615.3 million, include provisions for the maintenance of liquidity and credit facilities, the failure to comply with which would, except as otherwise provided, constitute an event of default with respect to the debt to which such provisions applied. If an event of default occurred, the principal and accrued interest on the debt to which such event of default applied may, and in certain circumstances would, become due and payable immediately.

The liquidity and credit facilities currently in effect for the tax-exempt financing include covenants that the ratio of debt to total capital of the Company does not at any time exceed 0.65 to 1 and that, subject to certain exceptions, the Company shall not mortgage, lien, pledge or otherwise encumber its assets. Certain of the facilities also include as events of default, defaults in payments of other debt obligations in excess of specified levels ($100 million for Con Edison of New York).

Note C - Short Term Borrowing

At December 31, 2002, the Company had a $500 million commercial paper program under which short-term borrowings are made at prevailing market rates. The program is supported by a revolving credit agreement with banks. At December 31, 2002, there was no commercial paper outstanding under the program. The Company changes the amount of its program from time to time, subject to a $1 billion FERC-authorized limit.

Bank commitments under the revolving credit agreement were renewed in November 2002. The commitments may terminate upon a change of control of Con Edison or Con Edison of New York, and borrowings under the agreements are subject to certain conditions, including that the ratio (calculated in accordance with the agreements) of debt to total capital of the borrower not at any time exceed 0.65 to 1. At December 31, 2002, this ratio was 0.53 to 1 for the Company. Borrowings under the agreements are not subject to maintenance of credit rating levels. The fees charged for the revolving credit agreement and borrowing under the agreement reflect the Company's credit rating.

Note D - Pension Benefits

Con Edison maintains a tax-qualified, non-contributory pension plan that covers substantially all employees and retirees of Con Edison of New York. The plan is designed to comply with the Internal Revenue Code and the Employee Retirement Income Security Act of 1974.

Investment gains and losses are fully recognized in expense over a 15-year period. Other actuarial gains and losses are fully recognized in expense over a 10-year period. This amortization is in accordance with the Statement of Policy issued by the PSC and is permitted under SFAS No. 87, "Employers' Accounting for Pensions," which provides a "corridor method" for moderating the effect of investment gains and losses on pension expense, or alternatively, allows for any systematic method of amortization of unrecognized gains and losses that is faster than the corridor method and is applied consistently to both gains and losses.

The components of the Company's net periodic benefit costs for 2002, 2001 and 2000 were as follows:

	2002	2001	2000

	(Millions of Dollars)
Service cost - including administrative expenses	$87.5	$89.0	$85.1
Interest cost on projected benefit obligation	412.5	398.2	383.3
Expected return on plan assets	(660.7)	(632.6)	(543.6)
Amortization of net actuarial (gain)	(179.0)	(198.4)	(189.7)
Amortization of prior service cost	13.7	13.2	10.5
Amortization of transition (asset)/obligation	(0.6)	3.0	3.0

NET PERIODIC BENEFIT COST	(326.6)	(327.6)	(251.4)

Amortization of regulatory asset*	4.2	4.2	17.7

TOTAL PERIODIC BENEFIT COST	$(322.4)	$(323.4)	$(233.7)

Cost capitalized	(64.2)	(72.0)	(49.1)
Cost charged to operating expenses	(258.2)	(251.4)	(184.6)

  *
  Relates to increases in pension obligations of $33.3 million from a 1993 special retirement program and $45 million from a 1999 special retirement program.

The funded status at December 31, 2002, 2001 and 2000 was as follows:

	2002	2001	2000

	(Millions of Dollars)
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation at beginning of year	$5,530.0	$5,272.3	$4,915.1
Service cost - excluding administrative expenses	86.2	87.7	83.8
Interest cost on projected benefit obligation	412.5	398.2	383.3
Plan amendments	-	9.5	32.6
Net actuarial loss	282.5	27.7	113.9
Benefits paid	(281.0)	(265.4)	(256.4)

PROJECTED BENEFIT OBLIGATION AT END OF YEAR	$6,030.2	$5,530.0	$5,272.3

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$6,397.5	$7,077.4	$7,430.8
Actual return on plan assets	(533.7)	(391.6)	(82.5)
Employer contributions	2.0	1.9	1.5
Benefits paid	(281.0)	(265.4)	(256.4)
Administrative expenses	(21.8)	(24.8)	(16.0)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	$5,563.0	$6,397.5	$7,077.4

Funded status	$(467.2)**	$867.5	$1,805.1
Unrecognized net loss/(gain)	1,403.0	(273.5)	(1,547.3)
Unrecognized prior service costs	77.3	91.0	94.7
Unrecognized net transition (asset)/liability at January 1, 1987*	-	(0.6)	2.4

NET PREPAID BENEFIT COST	$1,013.1	$684.4	$354.9

  *
  Being amortized over approximately 15 years

  **
  As of December 31, 2002, the fair value of plan assets exceeded the accumulated benefit obligation (ABO) by $104 million. The ABO excludes future compensation increases.

The amounts recognized in the consolidated balance sheet at December 31, 2002 and 2001 were as follows:

	2002	2001

	(Millions of Dollars)
Accrued pension credits	$1,024.2	$697.8
Additional minimum pension liability	(10.5)	(4.7)
Intangible asset	–	0.4
Accumulated other comprehensive income	10.5	4.3
1993 Special retirement program	(11.1)	(13.4)

Net prepaid benefit cost	$1,013.1	$684.4

The actuarial assumptions at December 31, 2002, 2001 and 2000 were as follows:

	2002	2001	2000

Discount Rate	6.75%	7.50%	7.75%
Expected Return on Plan Assets	9.20%	9.20%	8.50%
Rate of Compensation Increase	4.30%	4.30%	4.55%

Con Edison of New York also offers a defined contribution savings plan that covers substantially all of its employees. The Company made contributions to the plan of $15.8 million, $15.7 million and $15.6 million for years 2002, 2001 and 2000, respectively.

Note E - Other Postretirement Benefits

Con Edison of New York has a contributory comprehensive hospital, medical and prescription drug program for all retirees, their dependents and surviving spouses. The Company also has a contributory life insurance program for bargaining unit employees. In addition, the Company provides basic life insurance benefits up to a specified maximum at no cost to retired management employees.

Certain employees of other Con Edison subsidiaries are eligible to receive benefits under these programs. Con Edison of New York has reserved the right to amend or terminate these programs.

Investment gains and losses are fully recognized in expense over a 15-year period. Other actuarial gains and losses are fully recognized in expense over a 10-year period.

The components of the Company's net periodic postretirement benefit costs for 2002, 2001 and 2000 were as follows:

	2002	2001	2000

	(Millions of Dollars)
Service cost	$8.1	$10.6	$9.2
Interest cost on accumulated postretirement benefit obligation	79.7	81.3	72.0
Expected return on plan assets	(75.5)	(70.1)	(59.1)
Amortization of net actuarial loss	21.4	9.0	0.3
Amortization of prior service cost	0.0	1.5	1.4
Amortization of transition obligation	5.0	17.4	17.4

NET PERIODIC POSTRETIREMENT BENEFIT COST	$38.7	$49.7	$41.2

Cost capitalized/deferred	9.3	11.0	8.7
Cost charged to operating expenses	29.4	38.7	32.5

The funded status of the programs at December 31, 2002, 2001 and 2000 was as follows:

	2002	2001	2000

	(Millions of Dollars)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year	$1,249.4	$1,075.8	$924.0
Service cost	8.1	10.6	9.2
Interest cost on accumulated postretirement benefit obligation	79.7	81.3	72.0
Plan amendments	(305.6)	-	0.6
Net actuarial loss	150.7	143.6	124.6
Benefits paid and administrative expenses	(82.2)	(75.7)	(66.4)
Participant contributions	15.4	13.8	11.8

BENEFIT OBLIGATION AT END OF YEAR	$1,115.5	$1,249.4	$1,075.8

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$763.5	$805.0	$834.4
Actual return on plan assets	(61.3)	(29.4)	4.2
Employer contributions	38.6	49.8	21.0
Participant contributions	15.4	13.8	11.8
Benefits paid	(77.7)	(70.8)	(61.3)
Administrative expenses	(4.5)	(4.9)	(5.1)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	$674.0	$763.5	$805.0

Funded status	$(441.5)	$(485.9)	$(270.8)
Unrecognized net (gain)/loss	454.7	188.6	(45.4)
Unrecognized prior service costs	(147.1)	8.9	10.4
Unrecognized transition obligation at January 1, 1993*	36.7	191.4	208.8

ACCRUED POSTRETIREMENT BENEFIT COST	$(97.2)	$(97.0)	$(97.0)

  *
  Being amortized over a period of 20 years and reduced by an additional amount in 2002 due to plan amendments.

The actuarial assumptions at December 31, 2002, 2001 and 2000 were as follows:

	2002	2001	2000

	(Millions of Dollars)
Discount Rate	6.75%	7.50%	7.75%
EXPECTED RETURN ON PLAN ASSETS
Tax-exempt assets	9.20%	9.20%	8.50%
Taxable assets	8.20%	8.20%	7.50%

The health care cost trend rate assumed for 2003 is 9.0 percent. The rate is assumed to decrease gradually to 4.75 percent for 2009 and remain at that level thereafter.

A one-percentage point change in the assumed health care cost trend rate would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease

	(Millions of Dollars)
Effect on accumulated postretirement benefit obligation	$116.3	$(103.8)
Effect on service cost and interest cost components	$10.6	$(9.3)

Note F - Environmental Matters

Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar have been used or generated in the course of operations of the Company and are present in its facilities and equipment currently or previously owned.

The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and similar state statutes impose joint and several strict liabilities, regardless of fault, upon generators of hazardous substances for resulting removal and remediation costs and environmental damages. Liabilities under these laws can be material and in some instances may be imposed without regard to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred.

The environmental remediation costs for the sites at which Con Edison of New York has been asserted to have liability for remediation under Superfund or similar state statutes, including its manufactured gas sites, (Superfund Sites) include investigation, demolition, removal, disposal, storage, replacement, containment and monitoring costs. For sites where there are other potentially responsible parties and the Company is not managing the site investigation and remediation, the liability accrued represents the Company's estimate of what it will need to pay to settle its obligations with respect to the site. For other sites, the liability accrued represents the Company's estimate of its investigation and remediation costs for the site. In either case, the Company makes its estimate of its undiscounted liability for each site in light of the applicable remediation standards, experience with similar sites, the information it has available to it at the time about the site and site-specific assumptions about such matters as the extent of contamination and remediation and monitoring methods to be used.

For the cleanup of coal tar and/or other manufactured gas plant-related environmental contaminants at the manufactured gas sites, estimates of the aggregate undiscounted potential liability for the cleanup of coal tar and/or other manufactured gas plant-related environmental contaminants range from approximately $65 million to $1.1 billion. To develop these estimates, the assumption was made that there is contamination at the sites where investigation has not yet been started or completed. Additional assumptions were made as to the extent of contamination, the level of cleanup required and the type and extent of remediation that will be required. Actual experience may be materially different from these assumptions.

At December 31, 2002, the Company had accrued $107.5 million as its estimate of its undiscounted liability for Superfund Sites, including approximately $76 million relating to manufactured gas sites. Most of the accrued liability relates to Superfund Sites where contamination has been detected and investigated in whole or in part. There will be additional liability relating to the Superfund Sites and other sites, the amount of which is not presently determinable but may be material to Con Edison of New York's financial position, results of operations or liquidity.

In 2002, the Company incurred $21.6 million for environmental remediation costs, and received no insurance recoveries related to Superfund Sites.

Under the Company's current electric, gas and steam rate agreements site investigation and remediation costs in excess of $5 million annually incurred with respect to hazardous waste for which it is responsible are to be deferred and subsequently reflected in rates. At December 31, 2002, $52.3 million of such costs had been deferred as a regulatory asset.

Suits have been brought in New York State and federal courts against Con Edison of New York and many other defendants, wherein a large number of plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of the Company. The suits that have been resolved, which are many, have been resolved without any payment by Con Edison of New York, or for amounts that were not, in the aggregate, material to the Company. The amounts specified in all the remaining thousands of suits total billions of dollars. However, the Company believes that these amounts are greatly exaggerated, as experienced through the disposition of previous claims. Based upon a combination of modeling, historical data analysis and risk factor assessment, the Company's undiscounted potential liability over the next 50 years is estimated to range between $37.7 million and $162.1 million for these suits and additional such suits that may be brought (with no amount within the range considered more reasonable than any other). At December 31, 2002, the Company had accrued a $37.7 million provision for these suits, and a like amount had been deferred as a regulatory asset in accordance with PSC authorization.

Workers' compensation administrative proceedings have been commenced, wherein current and former employees claim benefits based upon alleged disability from exposure to asbestos. Based on the information and relevant circumstances known to Con Edison of New York, at December 31, 2002, a provision of $125.1 million was accrued as its estimate of its liability for workers' compensation claims, including those related to asbestos exposure. Of this amount, $54.3 million was deferred as a regulatory asset in accordance with PSC authorization.

Note G - Nuclear Generation

In September 2001, Con Edison of New York completed the sale of its nuclear generating facilities. See Note I.

The PSC is investigating the February 2000 to January 2001 outage of the nuclear generating unit, its causes and the prudence of the Company's actions regarding the operation and maintenance of the generating unit. The proceeding covers, among other things, Con Edison of New York's inspection practices, the circumstances surrounding prior outages, the basis for postponement of the unit's steam generator replacement and whether, and to what extent, increased replacement power costs and repair and replacement costs should be borne by Con Edison's shareholders.

Con Edison of New York has not billed to customers $90 million of replacement power costs incurred during the outage. In addition, in 2000, the Company accrued a $40 million liability for the possible disallowance of replacement power costs that it had previously recovered from customers.

The Company is unable to predict whether or not any proceedings, lawsuits, legislation or other actions relating to the nuclear generating unit will have a material adverse effect on its financial position, results of operations or liquidity.

Note H - Non-Utility Generators

Con Edison of New York has long-term contracts with non-utility generators (NUGs) for approximately 3,100 MW of electric generating capacity. Assuming performance by the NUGs, the Company is obligated over the terms of the contracts (which extend for various periods, up to 2036) to make capacity and other fixed payments.

For the years 2003 through 2007, the capacity and other fixed payments under the contracts are estimated to be $526 million, $530 million, $513 million, $520 million and $531 million. Such payments gradually increase to approximately $600 million in 2013, and thereafter decline significantly. For energy delivered under most of these contracts, the Company is obligated to pay variable prices that are estimated to be lower than expected market levels.

The NUG contracts include firm contracts for capacity (ends 2005) and energy (ends 2004) from the approximately 1,000 MW nuclear generating unit that the Company sold in 2001. For energy from the unit, the Company is obligated to pay an average annual price of 3.9 cents per kWh. From time to time, certain parties have petitioned governmental authorities to shut down the nuclear generating unit. In the event that government authorities did not permit the unit to operate, the unit's owner would not be obligated to provide the Company with power to replace the power the unit would have provided.

Under the terms of its electric rate agreements, the Company is recovering in rates the charges it incurs under mandated contracts with NUGs. The 2000 Electric Rate Agreement provides that, following March 31, 2005, the Company will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, the amount, if any, by which the actual costs of its purchases under the contracts exceed market value. The PSC specifically approved rate recovery of the nuclear energy purchase.

Note I - Generation Divestiture

Pursuant to restructuring agreements approved by the PSC (see "Rate and Restructuring Agreements" in Note A). The Company has divested all of its electric generating assets other than approximately 630 MW of electric generating stations located in New York City. The Company sold approximately 6,300 MW of electric generating assets in 1999 and approximately 1,480 MW in 2001.

Pursuant to the 2000 Electric Rate Agreement, the net after-tax gain (including interest accrued thereon) from Con Edison of New York's 1999 generation divestiture was applied in 2000 as follows: $188.2 million was credited against electric distribution plant balances; $107.3 million was used to offset a like amount of regulatory assets (including deferred power contract termination costs); $50 million (after tax) was deferred for recognition in income during the 12 months ended March 31, 2002; and $12 million was deferred to be used for low-income customer programs. In addition, $30 million of employee retirement incentive expense related to the generation divestiture was deferred for amortization over 15 years and $15 million of such expenses was charged to income in 2000.

The 2000 Electric Rate Agreement provides for the Company to amortize to income recovery of a $74 million regulatory asset representing incremental electric capacity costs incurred prior to May 2000 to purchase capacity from the buyers of the generating assets the Company sold in 1999. Amortization to income will take place in years in which the Company would otherwise share excess earnings with customers, in amounts corresponding to the Company's share of the excess earnings. By March 2005, any remaining unrecovered balance will be charged to expense. Of this amount, $30 million dollars was charged to expense in 2002 and $15 million was expensed in 2001.

In January 2001, Con Edison of New York completed the sale of its 480 MW interest in the jointly- owned Roseton generating station for $138 million. The net after-tax gain from the sale, which has been deferred as a regulatory liability, was $37.1 million. In September 2001, the Company completed the sale of its approximately 1,000 MW nuclear generating plant and related assets for $504.5 million. The proceeds were net of a $73.8 million payment to increase the value of the nuclear decommissioning trust funds being transferred to $430 million (the amount provided for in the sales agreement). The net after-tax loss from the sale, which was been deferred as a regulatory asset, was $174.8 million at December 31, 2001 and $127.2 million at December 31, 2002. The Company was authorized, effective September 2001, to continue to recover the cost of the deferred nuclear assets, which is included in rates, and to amortize the regulatory asset, until the loss on divestiture has been recovered. The 2000 Electric Rate Agreement provides that the Company "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments."

Note J - Income Tax

The components of income tax are as follows:

	For the Year Ended December 31
	2002	2001	2000

	(Thousands of Dollars)
Charge/(benefit) to operations:
State
Current	$(2,267)	$72,547	$22,233
Deferred - net	87,187	64,887	-
Federal
Current	92,090	404,859	111,081
Deferred - net	183,471	(99,929)	160,488
Amortization of investment tax credit	(6,116)	(7,000)	(7,955)

TOTAL CHARGE TO OPERATIONS	354,365	435,364	285,847

Charge/(benefit) to other income:
State
Current	$(1,697)	$1,342	$(864)
Deferred - net	(1,067)	139	-
Federal
Current	(5,938)	(1,502)	(1,267)
Deferred - net	(125)	(6,348)	6,210
Amortization of investment tax credit	(3,780)	(1,827)	-

TOTAL BENEFIT TO OTHER INCOME	(12,607)	(8,196)	4,079

TOTAL	$341,758	$427,168	$289,926

The tax effect of temporary differences, which gave rise to deferred tax assets and liabilities, is as follows:

	For the Year Ended December 31,
	2002	2001

	(Thousands of Dollars)
Liabilities:
Depreciation	$1,447.3	$1,253.6
Regulatory Liability - Future Federal income tax	627.9	624.6
Other	388.5	264.3

TOTAL LIABILITIES	2,463.7	2,142.5

Assets:
Other	(141.4)	(119.9)

TOTAL ASSETS	(141.4)	(119.9)

NET LIABILITY	$2,322.3	$2,022.6

Reconciliation of the difference between income tax expense and the amount computed by applying the prevailing statutory income tax rate to income before income taxes is as follows:

	For the Year Ended December 31,
	2002	2001	2000

	(% of Pre-tax income)
Statutory tax rate	35%	35%	35%
Federal
Changes in computed taxes resulting from:
State Income Tax	6	9	2
Depreciation related differences	5	4	4
Cost of removal	(5)	(4)	(7)
Other	(5)	(4)	(1)

Effective Tax Rate	36%	40%	33%

Note K - Stock-Based Compensation

Con Edison maintains a stock option plan (the Plan) that covers employees of Con Edison of New York. Options may be granted to officers and key employees of Con Edison and its subsidiaries, for up to a total 10 million shares of Con Edison's common stock. Generally, options become exercisable three years after the grant date and remain exercisable until 10 years from the grant date.

As permitted by SFAS No. 123, the Company elected to follow APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under the intrinsic value method of APB No. 25, "Accounting for Stock Issued to Employees," no compensation expense is recognized because the exercise price of Con Edison's employee stock options equals the market price of the underlying stock on the date of grant.

Under the plan, exercise of Con Edison's employee stock options requires payment in full of the exercise price, unless the committee of Con Edison's Board of Directors that administers the Plan determines that options may be settled by paying to the option holder the difference between the fair market value of the common stock subject to the option and the exercise price (cash settlement). In 2002, to ensure that the exercise of currently exercisable options would comply with certain technical requirements of the Sarbanes-Oxley Act of 2002 applicable to certain officers of Con Edison and its subsidiaries, the committee determined that, 1996 and 1997 stock options covering 295,500 shares of common stock held by those officers may be settled by the cash settlement method. A $3.3 million charge to expense was recognized for Con Edison of New York in 2002 for these options. Additional changes to expense will be recognized with respect to these options to the extent the fair market value of the common shares change in future periods.

Disclosure of pro forma information regarding net income and earnings per share is required by SFAS No. 123 and SFAS No. 148, "Accounting for Stock Based Compensation, Transition and Disclosures." See "Stock-Based Compensation" in Note A for an illustration of the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to its stock-based employee compensation. The fair values of 2002, 2001 and 2000 options are $6.37, $5.23 and $4.42 per share, respectively. These values were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001	2000

Risk-free interest rate	5.08%	5.22%	6.25%
Expected lives—in years	6	8	8
Expected stock volatility	21.43%	21.32%	20.51%
Dividend yield	5.22%	5.83%	6.60%

A summary of changes in the status of stock options awarded to officers and employees of the Company as of December 31, 2002, 2001 and 2000 is as follows:

	Shares	Weighted Average Price

Outstanding at 12/31/99	3,433,410	$39.313
Granted	1,166,500	32.499
Exercised	(68,697)	29.732
Forfeited	(46,100)	39.231

Outstanding at 12/31/00	4,485,113	37.682
Granted	1,287,550	37.760
Exercised	(363,013)	29.740
Forfeited	(63,200)	41.414

Outstanding at 12/31/01	5,346,450	38.215
Granted	1,349,850	42.510
Exercised	(413,199)	30.793
Forfeited	(116,950)	44.491

Outstanding at 12/31/02	6,166,151	$39.532

The following summarizes the Plan's stock options outstanding at December 31, 2002:

Plan Year	Weighted Average Exercise Price	Shares Outstanding At 12/31/02	Remaining Contractual Life

2002	$42.510	1,347,350	9 years
2001	37.760	1,278,050	8 years
2000	32.499	1,143,250	7 years
1999	47.873	1,098,200	6 years
1998	42.610	738,650	5 years
1997	31.500	395,526	4 years
1996	27.875	165,125	3 years

As of December 31, 2002, 2001 and 2000 there were vested options outstanding to purchase 1,299,301, 939,850 and 1,304,863 shares of common stock, respectively, at an exercise price below the closing market price on that day. The weighted average exercise prices were $37.33, $30.11 and $31.50, respectively.

As of December 31, 2002, 2001 and 2000 the total number of vested options outstanding were 2,397,501, 1,765,200 and 1,304,863 with weighted average exercise prices of $42.16, $35.90 and $31.50, respectively.

Pursuant to employment agreements, effective September 2000, certain senior officers of Con Edison of New York were granted an aggregate of 350,000 restricted stock units, subject to the officers meeting the terms and conditions of the agreements. In June 2002, an additional 130,000 restricted stock units were granted to certain senior officers of Con Edison of New York under similar terms. The units, each of which represents the right to receive one share of Con Edison common stock and related dividends, vest ratably through August 2005 or immediately upon the occurrence of certain events. Pursuant to APB No. 25, Con Edison is recognizing compensation expense and accruing a liability for the units over the vesting period. The expense recognized for restricted stock during 2002, 2001 and 2000 was $4.2 million, $3.1 million and $0.9 million, respectively.

In June 2002, Con Edison terminated its Directors' Retirement Plan applicable to non-officer directors (the termination is not applicable to directors who had previously retired from the board) and adopted a deferred stock compensation plan for these directors. Under the plan, directors were granted stock units for accrued service. Pursuant to APB No. 25, Con Edison recognizes compensation expense and accrues a liability for the units. An expense of $2.2 million was recorded in 2002.

Note L - Financial Information by Business Segment

Con Edison of New York's business segments were determined based on similarities in economic characteristics, the regulatory environment and management's reporting requirements. The principal business segments are:

  •
  Regulated Electric - consists of regulated utility activities relating to the generation, transmission, distribution and sale of electricity in New York.

  •
  Regulated Gas - consists of regulated utility activities relating to the transportation, storage, distribution and sale of natural gas in New York.

  •
  Regulated Steam - consists of regulated utility activities relating to the generation, distribution and sale of steam in New York.

All revenues of the business segments are from customers located in the United States of America. Also, all assets of its business segments are located in the United States of America. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. See Note A.

Common services shared by the business segments are assigned directly or allocated based on various cost factors, depending on the nature of the service provided.

The financial data for business segments are as follows:

	Regulated Electric
	2002	2001	2000

	(Thousands of Dollars)
Operating revenues	$5,775,200	$6,350,360	$6,467,074
Intersegment revenues	9,612	11,716	11,541
Depreciation and amortization	351,581	383,100	456,727
Income tax expense	297,657	359,437	219,598
Operating income	759,227	851,953	761,431
Interest charge	306,312	300,725	292,841
Total assets	12,446,032	11,355,992	11,557,815
Construction expenditures	826,439	766,250	752,460
	Regulated Gas
	2002	2001	2000

	(Thousands of Dollars)
Operating revenues	$1,044,717	$1,268,095	$1,081,534
Intersegment revenues	2,874	3,181	3,113
Depreciation and amortization	67,985	64,162	60,279
Income tax expense	61,540	70,232	63,842
Operating income	158,810	166,678	165,080
Interest charge	63,520	63,654	58,068
Total assets	2,594,672	2,416,239	2,303,319
Construction expenditures	185,407	152,729	123,174
	Regulated Steam
	2002	2001	2000

	(Thousands of Dollars)
Operating revenues	$404,044	$503,736	$452,135
Intersegment revenues	1,810	1,903	2,023
Depreciation and amortization	18,330	17,902	18,173
Income tax expense	(4,832)	5,695	2,407
Operating income	36,046	27,893	25,557
Interest charge	21,950	20,768	18,191
Total assets	977,315	746,587	686,807
Construction expenditures	82,887	64,308	32,014
	Total
	2002	2001	2000

	(Thousands of Dollars)
Operating revenues	$7,223,961	$8,122,191	$8,000,743
Intersegment revenues	14,296	16,800	16,677
Depreciation and amortization	437,896	465,164	535,179
Income tax expense	354,365	435,364	285,847
Operating income	954,083	1,046,524	952,068
Interest charge	391,782	385,147	369,100
Total assets	16,018,019	14,518,818	14,547,941
Construction expenditures	1,094,733	983,287	907,648

Note M - Related Party Transactions

Con Edison of New York and Con Edison and its other subsidiaries provide administrative and other services to each other pursuant to cost allocation procedures approved by the PSC. The cost of the services provided by the Company to Con Edison and its other subsidiaries was $30.5 million in 2002, $40.3 million in 2001 and $21.1 million in 2000. Con Edison and its other subsidiaries, including Orange and Rockland Utilities, Inc. (O&R), also provide services to Con Edison of New York. The cost of the services provided to the Company by Con Edison and its other subsidiaries was $24.4 million in 2002, $23.8 million in 2001 and $18.7 million in 2000. In addition, Con Edison of New York and O&R jointly purchase gas, the cost of which is allocated between the companies based on throughput and other factors. For its share of the gas, O&R paid the Company $102.0 million in 2002, $140.9 million in 2001 and $103.9 million in 2000.

In February 2002 the FERC authorized Con Edison of New York to lend funds to O&R, for periods of not more than 12 months, in amounts not to exceed $150 million outstanding at any time, at prevailing market rates. Through December 31, 2002, O&R has not borrowed any funds from the Company.

Note N - Leases

The principal kinds of property leased by the Company include office buildings, transmission and distribution facilities, and equipment. In accordance with SFAS No. 13, "Accounting for Leases," these leases are classified as either capital leases or operating leases. Most of the operating leases provide the option to renew at the fair rental value for future periods. Generally, it is expected that leases will be renewed or replaced in the normal course of business.

Capital leases: For ratemaking purposes capital leases are treated as operating leases; therefore, in accordance with SFAS No. 71, the amortization of the leased asset is based on the rental payments recovered through rates. The following assets and obligations under capital leases are included in the accompanying consolidated balance sheet at December 31, 2002 and 2001:

	2002	2001

	(Millions of Dollars)
CON EDISON OF NEW YORK PLANT
Production	$-	$-
Transmission	12.1	13.5
Common	29.0	29.7

TOTAL	$41.1	$43.2

CURRENT LIABILITIES	$2.6	$2.1
NON-CURRENT LIABILITIES	38.5	41.1

TOTAL LIABILITIES	$41.1	$43.2

The accumulated amortization of the capital leases was $28.8 million and $26.8 million as of December 31, 2002 and 2001, respectively.

The future minimum lease commitments for the above assets are as follows:

(Millions of Dollars)

2003	$7.8
2004	7.5
2005	7.3
2006	7.2
2007	7.1
All years thereafter	35.1

Total	$72.0
Less: amount representing interest	30.9

Present value of net minimum lease payments	$41.1

Operating leases: In 2002, the Company made payments under non-cancelable operating lease agreements amounting to $36.9 million, of which $27.5 million related to transformer vault rentals. The payments applicable to transformer vault rentals are expected to escalate by 5 percent per year until the agreement expires in 2004, at which time a new long-term lease is expected to be signed. The future minimum lease commitments for operating lease agreements are as follows:

(Millions of Dollars)

2003	$37.8
2004	38.5
2005	8.2
2006	5.8
2007	4.8
All years thereafter	20.8

Total	$115.9

Note O - Derivative Instruments and Hedging Activities

Effective January 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133).

Energy Price Hedging

The Company uses derivative instruments to hedge market price fluctuations in related underlying transactions for the physical purchase or sale of electricity and gas (hedges). As of December 31, 2002 and December 31, 2001, the fair value of the derivatives for such use was a gain of $15.8 million and a loss of $10.3 million, respectively.

Pursuant to SFAS No. 71, the Company defers recognition in income of gains and losses on a hedge until the underlying transaction is completed. In accordance with rate provisions that permit the recovery of the cost of purchased power and gas purchased for resale, the Company credits or charges to its customers gains or losses on hedges and related transaction costs. See "Recoverable Energy Costs" in Note A.

The Company's 2000 Electric Agreement provides that 10 percent of gains or losses on hedges flow to net income as rewards or penalties. The Company has elected cash flow hedge accounting under SFAS No. 133 for a qualifying portion of its electric hedges.

Pursuant to cash flow hedge accounting, the mark-to-market unrealized gain or loss on each hedge is recorded in other comprehensive income (OCI) and reclassified to income at the time the underlying transaction is completed. However, any gain or loss relating to any portion of a hedge determined to be "ineffective" is recognized in income in the period in which such determination is made.

Unrealized gains and losses on cash flow hedges for energy transactions, net of tax, included in accumulated OCI for the years ended December 31, 2002 and 2001 were as follows:

	2002	2001

	(Millions of Dollars)
Unrealized gains/(losses) on derivatives qualifed as hedges, net of $2.3 and ($3.6) taxes	$3.4	$(4.9)
Less: Reclassification adjustment for gains/(losses) included in net income, net of $0.5 and ($2.1) taxes	0.7	(3.0)

Unrealized gains/(losses) on derivatives qualifed as hedges for the period	$2.7	$(1.9)

As of December 31, 2002, $0.6 million of after-tax net gains relating to hedges are expected to be reclassified from accumulated OCI to income within the next 12 months.

Interest Rate Hedging

In October 2002, the Company entered into a swap agreement in connection with its $224.6 million tax-exempt Facilities Revenue Bonds, Series 2001A. Pursuant to the swap agreement provisions, the Company pays interest at a variable rate equal to the three-month LIBOR and is paid interest at a fixed rate of 5.375 percent. The agreement has a term of 10 years and is callable at par after three years. The swap is designated as a fair value hedge and qualifies for "short-cut" hedge accounting under SFAS No. 133. Under this method, changes in the fair value of the swap instrument are recorded directly against the carrying value of the hedged bonds and have no impact on earnings. As of December 31, 2002, the fair value of the interest rate swap was $7.7 million and recorded as an asset and the fair value of the hedged bond was $232.3 million.

Note P - World Trade Center Attack

The Company estimates that it will incur $430 million of costs for emergency response, temporary restoration and permanent replacement of electric, gas and steam transmission and distribution facilities damaged as a result of the September 11, 2001 attack on the World Trade Center. Most of the costs are expected to be capital in nature. The Company estimates that $96 million of the costs will be covered by insurance. In December 2001, Con Edison of New York filed a petition with the PSC for authorization to defer these costs. The Company expects the PSC to permit recovery from customers of the costs, net of any Federal reimbursement, insurance payment and tax savings. In August 2002, President Bush signed into law an appropriations bill that authorizes funds for which the Company is eligible to apply to recover costs it incurred in connection with the attack. The procedural guidelines for disbursement of the federal funds are in the process of being developed. At December 31, 2002, $134.4 million of such costs as utility plant were capitalized and $62.9 million of such costs were deferred as a regulatory asset. In addition, at December 31, 2001, the Company accrued a regulatory liability to defer recognition in income of an $81.5 million tax refund claim resulting from a casualty loss deduction taken by the Company relating to the attack.

Note Q - New Financial Accounting Standards

During 2002 the FASB issued four new accounting standards: SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 147, "Acquisitions of Certain Financial Institutions," and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." The FASB also issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," in November 2002, and Interpretation No. 46, "Consolidation of Variable Interest Entities," in January 2003. In addition, during 2002, the FASB's Emerging Issues Task Force (EITF) reached a consensus on several issues within EITF Issue No. 02-3 "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," one of which was the rescission of EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities."

SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements," effective January 1, 2003. This statement also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have an economic impact similar to sale-leaseback transactions and amends certain other authoritative pronouncements, effective May 15, 2002. SFAS No. 146, which was effective January 1, 2003, requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 147, which was effective October 1, 2002, provides guidance on the accounting for the acquisition of a financial institution. SFAS No. 148, which amends SFAS No. 123, provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the financial statements disclosure requirements of SFAS No. 123 regarding the method of accounting for stock-based employee compensation and the effects of the method used on reported results. Finally, this statement amends APB No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. The amendment of SFAS No. 123 is effective for fiscal years ended after December 15, 2002. The amendment of Opinion No. 28 is effective for interim periods beginning after December 15, 2002. For information about the Company's stock-based compensation, see Note K.

The adoption of these statements had no impact on the Company's consolidated financial position, results of operations or liquidity.

Interpretation No. 45 (FIN 45) requires a guarantor to recognize a liability at the inception of a guarantee for the fair value of the obligations it assumes under that guarantee. It also requires a guarantor to make significant new disclosures for guarantees even if the likelihood of the guarantor's having to make payments under the guarantee is remote. The initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective December 15, 2002. The adoption of FIN 45 had no impact on the Company's consolidated financial position, results of operation or liquidity.

Interpretation No. 46 (FIN 46) addresses the consolidation by business enterprises of variable interest entities of which the enterprise is the primary beneficiary. The consolidation requirements apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN 46 is not expected to have any impact on the Company's consolidated financial position, results of operation or liquidity.

In June 2002, the EITF reached a partial consensus on EITF Issue No. 02-3 that revenue resulting from energy trading contracts, whether realized or unrealized and whether financially or physically settled, should be shown net in the income statement. This ruling became effective for periods ending after July 2002, with reclassification of prior period amounts required.

On October 25, 2002, the EITF reached a consensus to rescind EITF Issue No. 98-10. As a result, new energy trading and energy-related contracts entered into after October 25, 2002 that do not qualify as derivatives under SFAS No. 133 are not marked to market. All derivative contracts will be accounted for in accordance with SFAS No. 133. Therefore, previously recognized mark-to-market gains and losses on non-derivative contracts must be reversed upon adoption of this consensus. The effective date for the full rescission of EITF Issue No. 98-10 is January 1, 2003, with early application permitted.

In October 2002, the EITF reached a consensus that gains and losses, realized and unrealized, on all derivative instruments within the scope of SFAS No. 133 should be shown net in the income statement, whether or not settled physically, if the derivative instruments are held for trading purposes. This consensus is effective January 1, 2003, with early adoption permitted. Additional disclosures regarding energy trading activities required by EITF Issue No. 02-3 in June 2002 were eliminated in October 2002, with the rescission of EITF Issue No. 98-10.

The EITF did not reach consensus on whether or not recognition of unrealized gains and losses at inception of an energy-trading contract is appropriate. However, the FASB staff observed that unrealized gains or losses at inception should not be recognized unless the fair value of the derivative instrument is evidenced by a quoted market price, similar current market transactions or valuations based on observable market information.

The above consensus had no impact on the Company's consolidated financial position, results of operation or liquidity.

The Company also adopted the following accounting standards that were issued in 2001.

On January 1, 2002, Con Edison adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 provides that goodwill (i.e., the excess of cost over fair value of the net assets of a business acquired) and intangible assets with indefinite useful lives will no longer be amortized, but instead be tested for impairment at least annually. Other intangible assets will continue to be amortized over their finite useful lives. The adoption of SFAS No. 142 had no impact on the Company's consolidated financial position, results of operations or liquidity.

SFAS No. 143, "Accounting for Asset Retirement Obligations," which the Company adopted on January 1, 2003, requires entities to record the fair value of a liability associated with an asset retirement obligation in the period incurred. When the liability is initially recorded, the entity will capitalize the cost by increasing the amount of the related asset. The liability will be increased to its present value each period and the capitalized cost will be depreciated over the useful life of the related asset. Upon retirement of the asset, the entity will settle the obligation for the amount recorded or incur a gain or loss. The Company has not identified any significant asset retirement obligations. The adoption of SFAS No. 143 did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which the Company adopted on January 1, 2002, replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 requires that all long-lived assets held for sale or meeting other specified criteria be measured at the lower of book value or fair value less cost to sell. SFAS No. 144 also broadens the reporting of discontinued operations. The adoption of SFAS No. 144 had no impact on the Company's consolidated financial position, results of operations or liquidity.

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Table of Contents
PROXY STATEMENT
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING ELECTION OF DIRECTORS (Item 1 on Proxy Card)
MANAGEMENT PROPOSAL (Item 2 on Proxy Card)
MANAGEMENT PROPOSAL (Item 3 on Proxy Card)
STOCKHOLDER PROPOSAL (Item 4 on Proxy Card)
EXECUTIVE COMPENSATION
Option Grants In Last Fiscal Year (2002)
Aggregated Option Exercises In Last Fiscal Year (2002) And Fiscal Year-End Option Values (12/31/02)
Equity Compensation Plan Information (as of December 31, 2002)
Comparison of Five Year Total Cumulative Return
CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
OTHER MATTERS TO COME BEFORE THE MEETING
REPORT OF INDEPENDENT ACCOUNTANTS
Consolidated Edison Company of New York, Inc. CONSOLIDATED BALANCE SHEET
Consolidated Edison Company Of New York, Inc. CONSOLIDATED INCOME STATEMENT
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF RETAINED EARNINGS
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF CASH FLOWS
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF CAPITALIZATION
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF CAPITALIZATION